Exhibit 10.1

Execution Version

AMENDMENT NO. 9 TO FIRST LIEN CREDIT AGREEMENT

dated as of

April 13, 2022,

among

FOCUS FINANCIAL PARTNERS, LLC,

as the Borrower,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A,
as Revolver Administrative Agent

AMENDMENT NO. 9 TO FIRST LIEN CREDIT AGREEMENT

This AMENDMENT NO. 9 TO FIRST LIEN CREDIT AGREEMENT, dated as of April 13, 2022 (this “Amendment”), among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), BANK OF AMERICA, N.A., as revolver administrative agent (in such capacities, the “Revolver Administrative Agent”) under the Credit Agreement referred to below and the Revolving Credit Lenders party hereto (collectively, the “Revolving Credit Lenders”).

RECITALS:

WHEREAS, reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, prior to the date hereof, the “Existing Credit Agreement” and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by this Amendment, the “Credit Agreement”), among the Borrower, the lenders or other financial institutions or entities from time to time party thereto, the Term Administrative Agent (as defined therein) and the Revolver Administrative Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, (a) the Borrower has requested an extension of the Revolving Credit Maturity Date to June 29, 2024 and (b) pursuant to Section 13.1 of the Credit Agreement, the Borrower and the Revolver Administrative Agent wish to amend the Credit Agreement in order to adopt a broadly accepted replacement rate for the Revolving Credit Loans and make any other changes necessary or advisable (in their good faith determination) to reflect such adoption (the amendments and other modifications in this clause (b) being collectively referred to as the “Replacement Rate Amendments); and

WHEREAS, the Borrower, the Revolver Administrative Agent and the Revolving Credit Lenders have indicated their willingness to effect the amendments and other modifications referenced above and to make certain other amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	Existing Credit Agreement Amendments.

(a)            Effective as of the Amendment No. 9 Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

(a)            Effective as of the Amendment No. 9 Effective Date, Exhibit K to the Existing Credit Agreement is hereby amended and restated as Annex II attached hereto.

2.	Conditions to Effectiveness. This Amendment shall become effective on the first date (the “Amendment No. 9 Effective Date”) on which each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:

(a)            this Amendment shall have been executed and delivered by the Borrower, the Revolver Administrative Agent and each Revolving Credit Lender;

(b)            the Revolver Administrative Agent shall have received a certificate of the Borrower dated as of the Amendment No. 9 Effective Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof (i) (A) certifying and attaching the resolutions or similar consents adopted by the Borrower approving or consenting to this Amendment, (B)(i) certifying that the certificate of formation and operating agreement of the Borrower have not been amended since the Amendment No. 8 Effective Date or (ii) if the certificate of formation or operating agreement have been amended since the Amendment No. 8 Effective Date, certifying and attaching the most recent certificate of formation and operating agreement of the Borrower, and (C) certifying as to the incumbency and specimen signature of each officer executing this Amendment and any related documents on behalf of the Borrower and (ii) certifying as to the matters set forth in clauses (c) and (d) below;

(c)            the representations and warranties in Section 3 of this Amendment shall be true and correct in all material respects on and as of the Amendment No. 9 Effective Date; provided that, (A) in the case of any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any such representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification such representation and warranty shall be true and correct in all respects;

(d)            no Default or Event of Default shall exist on the Amendment No. 9 Effective Date before or after giving effect to the effectiveness of this Amendment;

(e)            the Revolver Administrative Agent shall have received all fees and other amounts previously agreed to in writing by the Borrower to be due on or prior to the Amendment No. 9 Effective Date, including, to the extent invoiced at least three Business Days prior to the Amendment No. 9 Effective Date (or such later date as is reasonably agreed by the Borrower), the reasonable and documented out-of-pocket legal fees and expenses and the reasonable and documented out-of-pocket fees and expenses of any other advisors in accordance with the terms of the Credit Agreement;

(f)            the Revolver Administrative Agent shall have received a customary written opinion (addressed to the Revolver Administrative Agent and each Revolving Credit Lender and dated as of the Amendment No. 9 Effective Date) of White & Case LLP, counsel to the Borrower; and

(g)            the Revolver Administrative Agent shall have received on behalf of each Revolving Credit Lender who consents to this Amendment on or prior to 2:00 PM New York City time on April 13, 2022, a consent fee equal to 0.125% of the aggregate amount of such Revolving Credit Lender’s Revolving Credit Commitment as of the Amendment No. 9 Effective Date, which shall be paid on or promptly following such date to each such Revolving Credit Lender.

2.	Interest. It is understood and agreed that interest on all Revolving Credit Loans outstanding prior to the Amendment No. 9 Effective Date shall continue as LIBOR Loans until the last day of their current Interest Period at which time, if they are not repaid, such Revolving Credit Loans shall be converted into Term SOFR Revolving Credit Loans.

3.	Representations and Warranties. On the Amendment No. 9 Effective Date, the Borrower, on behalf of itself and each other Credit Party (as applicable), hereby represents and warrants that:

(a)	The Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions under this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. The Borrower has duly executed and delivered this Amendment and this Amendment constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity;

(b)	neither the execution, delivery or performance by the Borrower of this Amendment nor compliance with the terms and provisions hereof nor the consummation of the other transactions contemplated hereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality other than as would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of the Borrower or any of the Restricted Subsidiaries;

(c)	the execution, delivery and performance of this Amendment does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect; and

(d)	both immediately before and after giving effect to the Amendment No. 9 Effective Date (i) the representations and warranties of the Credit Parties set forth in the Credit Agreement and the other Credit Documents shall be true and correct in all material respects (or, in the case of any such representation and warranty that is qualified by “material”, “material adverse effect” or a similar term, in all respects), in each case, on and as of the Amendment No. 9 Effective Date with the same effect as though such representations and warranties had been made on and as of the Amendment No. 9 Effective Date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation and warranty that is qualified by “material”, “material adverse effect” or a similar term, in all respects) as of such earlier date and (ii) no Default or Event of Default shall have occurred and be continuing on the Amendment No. 9 Effective Date or would result from the consummation of this Amendment and the transactions contemplated hereby.

4.	Reaffirmation of the Credit Parties; Reference to and Effect on the Credit Agreement and the other Credit Documents.

(a)	The Borrower, on behalf of itself and each other Credit Party, hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Credit Document to which any Credit Party is a party is, and the obligations of such Credit Party contained in the Credit Agreement, this Amendment or in any other Credit Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, the Borrower, on behalf of itself and each other Credit Party, hereby confirms that the existing security interests and/or guarantees granted by any Credit Party in favor of the Secured Parties pursuant to the Credit Documents in the Collateral described therein shall continue to secure the obligations of the Credit Parties under the Credit Agreement and the other Credit Documents as and to the extent provided in the Credit Documents. Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force.

(b)	Except to the extent expressly set forth in this Amendment, the execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Credit Documents.

(c)	On and after the Amendment No. 9 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

5.	Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except as permitted by Section 13.1 of the Credit Agreement.

6.	Integration. This Amendment and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agents, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Credit Documents. Nothing in this Amendment or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Amendment or the other Credit Documents. This Amendment shall not constitute a novation of any amount owing under the Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Credit Agreement and the other Credit Documents shall, to the extent not paid on or prior to the Amendment No. 9 Effective Date, continue to be owing under the Credit Agreement or such other Credit Documents until paid in accordance therewith.

7.	APPLICABLE LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each party hereto irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Amendment to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof; (b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts; (c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 of the Credit Agreement or at such other address of which the applicable Administrative Agent shall have been notified pursuant to Section 13.2 of the Credit Agreement; (d) agrees that nothing herein shall affect the right of the Administrative Agents, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5 of the Credit Agreement.

8.	Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Counterparts; Electronic Execution. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute an original and one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Revolver Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.	WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.	Credit Document. On and after the Amendment No. 9 Effective Date, this Amendment shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first set forth above.

FOCUS FINANCIAL PARTNERS, LLC

By:	/s/ James Shanahan
Name:	James Shanahan
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Revolver Administrative Agent and Lender

By:	/s/ Chris Busconi
	Name:	Chris Busconi
	Title:	SVP

BANK OF AMERICA, N.A., as Revolver Administrative Agent

By:	/s/ Mary Lawrence
Name:	Mary Lawrence
Title:	Assistant Vice President

BankUnited, N.A., as a Revolving Credit Lender

By:	/s/ John S. Wamboldt
	Name:	John S. Wamboldt
	Title:	SVP

Fifth Third Bank, National Association, as a Revolving Credit Lender

By:	/s/ Lydia Altman
	Name:	Lydia Altman
	Title:	Senior Vice President

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender

By:	/s/ Ananda DeRoche
	Name:	Ananda DeRoche
	Title:	Authorized Signatory

[Credit Agreement]

Truist Bank, as a Revolving Credit Lender

By:	/s/ Hays Wood
	Name:	Hays Wood
	Title:	Director

Santander Bank, N.A, as a Revolving Credit Lender

By:	/s/ Jennifer Baydian
	Name:	Jennifer Baydian
	Title:	Senior Vice President

Citizens Bank, N.A., as a Revolving Credit Lender

By:	/s/ Bradley Mattox
	Name:	Bradley Mattox
	Title:	Senior Vice President

Bank of Montreal, as a Revolving Credit Lender

By:	/s/ Amy Prager
	Name:	Amy Prager
	Title:	Director

The Huntington National Bank, as a Revolving Credit Lender

By:	/s/ Ryan Benefiel
	Name:	Ryan Benefiel
	Title:	Assistant Vice President

Regions Bank, as a Revolving Credit Lender

By:	/s/ Hichem Kerma
	Name:	Hichem Kerma
	Title:	Managing Director

ROYAL BANK OF CANADA, as a Revolving Credit Lender

By:	/s/ Joseph Simoneau
	Name:	Joseph Simoneau
	Title:	Authorized Signatory

MUFG Bank, Ltd., as a Revolving Credit Lender

By:	/s/ Jacob Ulevich
	Name:	Jacob Ulevich
	Title:	Director

CAPITAL ONE, NATIONAL ASSOCIATION, as a Revolving Credit Lender

By:	/s/ Paul Isaac
	Name:	Paul Isaac
	Title:	Duly Authorized Signatory

ANNEX I

FIRST LIEN CREDIT AGREEMENT

dated as of July 3, 2017

among

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

ROYAL BANK OF CANADA,

as the Term Administrative Agent, the Collateral Agent and a

Lender,

BANK OF AMERICA, N.A.,

as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer

and

RBC CAPITAL MARKETS,

and

SUNTRUST ROBINSON HUMPHREY, INC.,
BMO CAPITAL MARKETS CORP.,
FIFTH THIRD BANK,
as Joint Lead Arrangers and Bookrunners

and

BANK OF AMERICA, N.A.,

as a Revolving Credit Facility Joint Lead Arranger and Bookrunner

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

REGIONS BANK,

as Co-Documentation Agents

and

BANKUNITED, N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Co-Syndication Agents

TABLE OF CONTENTS

Page

Section 1. Definitions		2

1.1.	Defined Terms	2
1.2.	Other Interpretive Provisions	83
1.3.	Accounting Terms	84
1.4.	Rounding	84
1.5.	References to Agreements, Laws, Etc.	84
1.6.	Exchange Rates	84
1.7.	Rates	85
1.8.	Times of Day	85
1.9.	Timing of Payment or Performance	85
1.10.	Certifications	85
1.11.	Compliance with Certain Sections	85
1.12.	Pro Forma and Other Calculations	85

Section 2. Amount and Terms of Credit		88

2.1.	Commitments	88
2.2.	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	91
2.3.	Notice of Borrowing	91
2.4.	Disbursement of Funds	93
2.5.	Repayment of Loans; Evidence of Debt	94
2.6.	Conversions and Continuations	95
2.7.	Pro Rata Borrowings	97
2.8.	Interest	97
2.9.	Interest Periods	98
2.10.	Increased Costs,Illegality, Etc.	99
2.11.	Compensation	104
2.12.	Change of Lending Office	104
2.13.	Notice of Certain Costs	104
2.14.	Incremental Facilities	105
2.15.	Permitted Debt Exchanges	110
2.16.	Defaulting Lenders	111

Section 3. Letters of Credit		113

3.1.	Letters of Credit	113
3.2.	Letter of Credit Requests	116
3.3.	Letter of Credit Participations	118
3.4.	Agreement to Repay Letter of Credit Drawings	120
3.5.	Increased Costs	121
3.6.	New or Successor Letter of Credit Issuer	122
3.7.	Role of Letter of Credit Issuer	122
3.8.	Cash Collateral	123
3.9.	Applicability of ISP and UCP	123
3.10.	Conflict with Issuer Documents	123
3.11.	Letters of Credit Issued for Restricted Subsidiaries	124
3.12.	Provisions Related to Extended Revolving Credit Commitments	124

-i-

Section 4. Fees		124

4.1.	Fees	124
4.2.	Voluntary Reduction of Revolving Credit Commitments	126
4.3.	Mandatory Termination of Commitments	126

Section 5. Payments		127

5.1.	Voluntary Prepayments	127
5.2.	Mandatory Prepayments	127
5.3.	Method and Place of Payment	128
5.4.	Net Payments	131
5.5.	Computations of Interest and Fees	132
5.6.	Limit on Rate of Interest	135

Section 6. Conditions Precedent to Initial Borrowing		136

6.1.	Credit Documents	136
6.2.	Collateral	136
6.3.	Legal Opinions	137
6.4.	Equity Investments	137
6.5.	Closing Certificates	137
6.6.	Authorization of Proceedings of the Borrower and the Guarantors; Corporate Documents	137
6.7.	Fees	137
6.8.	Representations and Warranties	138
6.9.	Solvency Certificate	138
6.10.	Acquisition	138
6.11.	Patriot Act	138
6.12.	Pro Forma Balance Sheet	138
6.13.	Financial Statements	138
6.14.	No Material Adverse Effect	138
6.15.	Refinancing	139

Section 7. Conditions Precedent to All Credit Events		139

7.1.	No Default; Representations and Warranties	139
7.2.	Notice of Borrowing; Letter of Credit Request	139

Section 8. Representations and Warranties		139

8.1.	Corporate Status	139
8.2.	Corporate Power and Authority	140
8.3.	No Violation	140
8.4.	Litigation	140
8.5.	Margin Regulations	140
8.6.	Governmental Approvals	141
8.7.	Investment Company Act	141
8.8.	True and Complete Disclosure	141
8.9.	Financial Condition; Financial Statements	141
8.10.	Compliance with Laws; No Default	141
8.11.	Tax Matters	141
8.12.	Compliance with ERISA	142
8.13.	Subsidiaries	142

-ii-

8.14.	Intellectual Property	142
8.15.	Environmental Laws	142
8.16.	Properties	142
8.17.	Solvency	142
8.18.	Patriot Act	143
8.19.	OFAC	143
8.20.	Anti-Corruption Laws	143

Section 9. Affirmative Covenants		143

9.1.	Information Covenants	143
9.2.	Books, Records, and Inspections	144
9.3.	Maintenance of Insurance	144
9.4.	Payment of Taxes	147
9.5.	Preservation of Existence; Consolidated Corporate Franchises	147
9.6.	Compliance with Statutes, Regulations, Etc.	148
9.7.	ERISA	148
9.8.	Maintenance of Properties	148
9.9.	Transactions with Affiliates	148
9.10.	End of Fiscal Years	148
9.11.	Additional Credit Parties	149
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	150
9.13.	Use of Proceeds	150
9.14.	Further Assurances	151
9.15.	Maintenance of Ratings	151
9.16.	Lines of Business	151

Section 10. Negative Covenants		152

10.1.	Limitation on Indebtedness	152
10.2.	Limitation on Liens	152
10.3.	Limitation on Fundamental Changes	152
10.4.	Limitation on Sale of Assets	159
10.5.	Limitation on Restricted Payments	160
10.6.	Limitation on Subsidiary Distributions	161
10.7.	Financial Covenant	163
10.8.	Sanctions	171
10.9.	Anti-Corruption Laws	173

Section 11. Events of Default		173

11.1.	Payments	173
11.2.	Representations, Etc.	173
11.3.	Covenants	173
11.4.	Default Under Other Agreements	173
11.5.	Bankruptcy, Etc.	173
11.6.	ERISA	174
11.7.	Guarantee	175
11.8.	Pledge Agreement	175
11.9.	Security Agreement	175
11.10.	Judgments	175
11.11.	Change of Control	175
11.12.	Remedies Upon Event of Default	175

-iii-

11.13.	Application of Proceeds	176
11.14.	Equity Cure	176

Section 12. The Agents		176

12.1.	Appointment	177
12.2.	Delegation of Duties	178
12.3.	Exculpatory Provisions	178
12.4.	Reliance by Agents	178
12.5.	Notice of Default	179
12.6.	Non-Reliance on Administrative Agents, Collateral Agent, and Other Lenders	179
12.7.	Indemnification	180
12.8.	Agents in Their Individual Capacities	180
12.9.	Successor Agents	181
12.10.	Withholding Tax	181
12.11.	Agents Under Security Documents and Guarantee	182
12.12.	Right to Realize on Collateral and Enforce Guarantee	183
12.13.	Intercreditor Agreement Governs	184
12.14.	Certain ERISA Matters	184

Section 13. Miscellaneous		187

13.1.	Amendments, Waivers, and Releases	187
13.2.	Notices	192
13.3.	No Waiver; Cumulative Remedies	192
13.4.	Survival of Representations and Warranties	192
13.5.	Payment of Expenses; Indemnification	193
13.6.	Successors and Assigns; Participations and Assignments	194
13.7.	Replacements of Lenders Under Certain Circumstances	201
13.8.	Adjustments; Set-off	202
13.9.	Counterparts	202
13.10.	Severability	202
13.11.	Integration	203
13.12.	GOVERNING LAW	203
13.13.	Submission to Jurisdiction; Waivers	203
13.14.	Acknowledgments	203
13.15.	WAIVERS OF JURY TRIAL	204
13.16.	Confidentiality	205
13.17.	Direct Website Communications	206
13.18.	USA PATRIOT Act	207
13.19.	Judgment Currency	207
13.20.	Payments Set Aside	208
13.21.	No Fiduciary Duty	208
13.22.	Nature of Borrower Obligations	208
13.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	209
13.24.	Acknowledgement Regarding Anny Supported QFCs	210

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 8.13(a)	Subsidiaries

-iv-

Schedule 8.13(b)	Regulated Subsidiaries
Schedule 9.14	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note
Exhibit H	Form of Compliance Certificate
Exhibit I-1	Form of Closing Date Intercreditor Agreement
Exhibit I-2	Form of First Lien Intercreditor Agreement
Exhibit I-3	Form of Second Lien Intercreditor Agreement
Exhibit J-1	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Borrowing or Continuation or Conversion
Exhibit L	Form of Letter of Credit Request
Exhibit M-1	Form of Hedge Bank Designation
Exhibit M-2	Form of Cash Management Bank Designation

-v-

FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT, dated as of July 3, 2017, among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Revolver Administrative Agent (the “Revolver Administrative Agent”) and the Swingline Lender and a Letter of Credit Issuer and ROYAL BANK OF CANADA, as the Term Administrative Agent (in such capacity, the “Term Administrative Agent”), the Collateral Agent and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 12, 2017 (the “Acquisition Agreement”), by and among the Borrower, the Investor and the equityholders’ representative named therein, the Investor and the other Initial Investors will directly or indirectly acquire certain newly issued and existing units of the Borrower as described in the Acquisition Agreement;

WHEREAS, to fund, in part, the Acquisition, it is intended that the Investor and the other Initial Investors will make an equity contribution to the Borrower and/or a direct or indirect parent thereof in exchange for Capital Stock (such contribution, the “Equity Investments”), which when combined with the fair market value of equity of management, certain partner firms and certain shareholders that is not being redeemed or repurchased in connection with the Transactions, shall be no less than 40% of the pro forma total capitalization of the Borrower and its Subsidiaries after giving effect to the Transactions (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, it is intended that the Borrower will incur Second Lien Term Loans under a second lien term loan facility established pursuant to the Second Lien Credit Agreement in an original principal amount of $207,000,000;

WHEREAS, in connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $795,000,000, (ii) the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in Dollars and Alternative Currencies, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $250,000,000 less the sum of (1) aggregate Letters of Credit Outstanding at such time and (2) the aggregate principal amount of all Swingline Loans outstanding at such time, (iii) the Letter of Credit Issuers issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in Dollars and Alternative Currencies, in an aggregate Stated Amount at any time outstanding not in excess of the Dollar Equivalent of $30,000,000 and (iv) the Swingline Lender extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in Dollars, in an aggregate principal amount at any time outstanding not in excess of $25,000,000;

WHEREAS, the proceeds of the Initial Term Loans will be used, together with (i) any net proceeds of borrowings under the Revolving Credit Facility, (ii) the net proceeds of the Second Lien Term Loans, (iii) the net proceeds of the Equity Investments on the Closing Date and (iv) cash on hand, to effect the Acquisition, to consummate the Closing Date Refinancing and to pay Transaction Expenses; and

WHEREAS, the Lenders, the Letter of Credit Issuers and the Swingline Lender are willing to make available to the Borrower such term loans and Revolving Credit Loans, letter of credit facilities and Swingline Loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.                 Definitions

1.1.            Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) (A) except in respect of the Revolving Credit Facility, the rate of interest in effect for such day as determined from time to time by the Term Administrative Agent as its “prime rate” at its principal office in New York City and (B) solely in respect of the Revolving Credit Facility, the rate of interest in effect for such day as publicly announced from time to time by the Revolver Administrative Agent as its “prime rate,” and (iii) (A) except in respect of the Revolving Credit Facility, the Adjusted LIBOR Rate (which rate shall be calculated based on an Interest Period of one month as of such date) and (Y) solely in respect of the Revolving Credit Facility, Term SOFR, plus 1%; provided that the ABR shall not, in any event, be less than 0.00% per annum. Any change in the ABR due to a change in such rate determined by the applicable Administrative Agent or in the Federal Funds Effective Rate or Adjusted LIBOR Rate shall take effect at the opening of business on the day of such change. The Revolver Administrative Agent’s “prime rate” is a rate set by the Revolver Administrative Agent based upon various factors including the Revolver Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“ABR Loan” shall mean each Loan bearing interest based on the ABR and “ABR Term Loan” and “ABR Revolving Credit Loan” shall have corresponding meanings. All ABR Loans shall be denominated in Dollars.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of Consolidated EBITDA.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” shall have the meaning provided in the recitals of this Agreement.

“Additional Earnings” shall mean the “base earnings”, “base threshold”, “preferred earnings”, or similar economic preferential right, as applicable, each as described in the relevant acquisition agreement, management agreement, or other related agreements executed in connection with any acquisition by or of a “partner firm”.

“Adjusted LIBOR Rate” shall mean, solely with respect to the Term Loans, with respect to any LIBOR Rate Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBOR Rate shall not, in any event, be less than (x) with respect to the Tranche B-4 Term Loans, 0.50% per annum and (y) in all other cases, 0.00% per annum.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean the Term Administrative Agent and/or the Revolver Administrative Agent, as the context requires, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean, with respect to any currency, the applicable Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 with respect to such currency or such other address or account as the applicable Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Advisor Group” means each Person that manages the operations of a Subsidiary pursuant to a management agreement in the ordinary course of business.

“Advisor Group Documents” means, collectively, each management agreement, non-competition agreement and agreement documenting earn out payments entered into by the Borrower, the relevant Subsidiary and, if applicable, any member of the Advisor Group party thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean (i) any Affiliate of the Sponsor (other than any portfolio company of the Sponsor) that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business and (ii) KKR Corporate Lending LLC and KKR Capital Markets LLC, and, in each case, any other Affiliate of an Initial Investor that is a bona fide debt fund, in any case, to the extent the Sponsor or such Initial Investor, as applicable, does not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than the Borrower, any other Subsidiary of the Borrower, or any Affiliated Institutional Lender).

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agents” shall mean each Administrative Agent, the Collateral Agent and each Joint Lead Arranger and Bookrunner.

“Aggregate Multicurrency Exposure” shall have the meaning provided in Section 5.2(a)(iv).

“Agreement” shall mean this Credit Agreement.

“Agreed Currency” means Dollars and any Alternative Currency, as applicable.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“AHYDO” shall have the meaning provided in Section 2.14(g)(i).

“Alternative Currency” shall mean British Pounds Sterling, Canadian Dollars, Euro, Australian Dollars and any other currency acceptable to the Revolver Administrative Agent and each applicable Revolving Credit Lender that is freely convertible into Dollars.

“Alternative Currency Daily Rate” shall mean, for any day, with respect to any Revolving Credit Loan:

(a)            denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b)           denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Revolver Administrative Agent and each applicable relevant Revolving Credit Lender plus the adjustment (if any) determined by the Revolver Administrative Agent and each applicable Revolving Credit Lender;

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Revolving Credit Loan” shall mean a Revolving Credit Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Revolving Credit Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Revolving Administrative Agent or the L/C Participant,as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Revolving Administrative Agent or the L/C Participant, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Revolving Credit Loan” means an Alternative Currency Daily Rate Revolving Credit Loan or an Alternative Currency Term Rate Revolving Credit Loan, as applicable.

“Alternative Currency Term Rate” shall mean, for any Interest Period, with respect to any Credit Event:

(a)            denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(c)            denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) (in such case, the “CDOR Rate”)on the Rate Determination Date with a term equivalent to such Interest Period;

(d)            denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(e)            denominated in any other Alternative Currency (to the extent such Revolving Credit Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Revolver Administrative Agent and each applicable Revolving Credit Lender plus the adjustment (if any) determined by the Revolver Administrative Agent and each applicable Revolving Credit Lender;

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Revolving Credit Loan” shall mean a Revolving Credit Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Revolving Credit Loans must be denominated in an Alternative Currency.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of January 17, 2018 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 3” means Amendment No. 3 to this Agreement, dated as of April 2, 2018 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 3 Effective Date” has the meaning assigned to such term in Amendment No. 3.

“Amendment No. 3 Incremental Term Loans” has the meaning assigned to such term in Amendment No. 3.

“Amendment No. 4” means Amendment No. 4 to this Agreement, dated as of June 29, 2018, among the Borrower, the Term Administrative Agent, the Collateral Agent, the Revolver Administrative Agent and the lenders party thereto.

“Amendment No. 4 Effective Date” has the meaning assigned to such term in Amendment No. 4.

“Amendment No. 4 Revolving Credit Commitments” has the meaning assigned to such term in Amendment No. 4, which Amendment No. 4 Revolving Credit Commitments shall become a part of, and shall increase, the Revolving Credit Commitments.

“Amendment No. 5” means Amendment No. 5 to this Agreement, dated as of July 26, 2019 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 5 Effective Date” has the meaning assigned to such term in Amendment No. 5.

“Amendment No. 5 Incremental Term Loans” has the meaning assigned to such term in Amendment No. 5.

“Amendment No. 6” means Amendment No. 6 to this Agreement, dated as of January 27, 2020 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 6 Effective Date” has the meaning assigned to such term in Amendment No. 6.

“Amendment No. 7” means Amendment No. 7 to this Agreement, dated as of January 25, 2021 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 7 Effective Date” has the meaning assigned to such term in Amendment No. 7.

“Amendment No. 7 Incremental Term Loans” has the meaning assigned to such term in Amendment No. 7.

“Amendment No. 8” means Amendment No. 8 to this Agreement, dated as of July 1, 2021 among the Borrower, the Term Administrative Agent, the Collateral Agent and the lenders party thereto.

“Amendment No. 8 Effective Date” has the meaning assigned to such term in Amendment No. 8.

“Amendment No. 8 Incremental Term Loans” has the meaning assigned to such term in Amendment No. 8.

“Amendment No. 9” means Amendment No. 9 to this Agreement, dated as of April 13, 2022 among the Borrower, the Revolver Administrative Agent, and the Revolving Credit Lenders party thereto.

“Amendment No. 9 Effective Date” has the meaning assigned to such term in Amendment No. 9.

“Anti-Corruption Laws” shall mean laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Credit Parties or their Subsidiaries, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Authority” means, with respect to (a) with respect to Daily SOFR, the Daily SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the Daily SOFR Administrator, (b) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR and (c) any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Revolver Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.

“Applicable Margin” shall mean a percentage per annum equal to:

(a)            in connection with the Tranche B-3 Term Loans, (1) for LIBOR Term Loans, 2.00% and (2) for ABR Loans, 1.00%;

(b)            in connection with the Tranche B-4 Term Loans, (1) for LIBOR Term Loans, 2.50% and (2) for ABR Loans, 1.50%; and

(c)            in connection with Revolving Credit Loans and Swingline Loans (1) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is greater than 4.00 to 1.00, (A) for ~~LIBOR~~Term SOFR Revolving Credit Loans and Alternative Currency Revolving Loans, 2.00% and (B) for ABR Loans, 1.00%, (2) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, (A) for ~~LIBOR~~Term SOFR Revolving Credit Loans and Alternative Currency Revolving Loans, 1.75%, and (B) for ABR Loans, 0.75% , (3) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, (A) for ~~LIBOR~~Term SOFR Revolving Credit Loans and Alternative Currency Revolving Loans, 1.50%, and (B) for ABR Loans, 0.50% and (4) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is less than or equal to 3.00 to 1.00, (A) for ~~LIBOR~~Term SOFR Revolving Credit Loans and Alternative Currency Revolving Loans, 1.25%, and (B) for ABR Loans, 0.25%.

Any increase or decrease in the Applicable Margin for Revolving Credit Loans or Swingline Loans resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the most recent delivery of Section 9.1 Financials.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (d) in the case of the Term Loans and any Class of New Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the First Lien Leverage Ratio set forth in any Compliance Certificate delivered to the applicable Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the First Lien Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the First Lien Leverage Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 is not continuing with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the applicable Administrative Agent and no Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then at the option of the Required Revolving Credit Lenders, the First Lien Leverage Ratio shall be deemed to be above 4.25 to 1.00 for the purposes of determining the Applicable Margin for Revolving Credit Loans (in the case of both clause (a) and (c), only for so long as such failure continues, after which such ratio and shall be determined based on the then existing First Lien Leverage Ratio).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(i)            the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii)            the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:

(a)            any disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, worn out, damaged or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment (or other assets) in the ordinary course of business or any disposition of inventory or immaterial assets or goods in the ordinary course of business;

(b)            the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3;

(c)            the making of any Restricted Payment or any transaction specifically excluded from the definition of Restricted Payments that in each case is permitted to be made, and is made, pursuant to Section 10.5, or any Permitted Investment (other than pursuant to clause (i) of the definition thereof);

(d)            any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (x) $15,000,000 and (y) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such disposition;

(e)            any disposition of property or assets or issuance or sale of securities by (1) a Restricted Subsidiary of the Borrower to the Borrower or (2) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(f)            to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)            any issuance, disposition or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)            foreclosures, condemnation, casualty, eminent domain or any similar action on assets (including dispositions in connection therewith);

(l)            dispositions of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;

(j)            any financing transaction with respect to property built or acquired by the Borrower or any of its Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(k)            (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write-off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;

(l)            the disposition or discount of accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other disposition of accounts receivable in connection with the collection or compromise thereof;

(m)            the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business;

(n)            the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(o)            sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(P)            the lapse or abandonment of Intellectual Property rights, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(q)            the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(r)            dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(s)            leases, assignments, subleases, licenses, or sublicenses of any real or personal property in the ordinary course of business;

(t)            dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;

(u)            the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2; and

(v)            the creation of any Permitted Lien.

“Asset Sale Prepayment Event” shall mean any Asset Sale subject to the Reinvestment Period allowed in Section 10.4; provided, further, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).

“Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of Exhibit F, or such other form (including an electronic documentation form generated by use of an electronic platform) as may be approved by the applicable Administrative Agent and (ii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the applicable Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Term Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Subsidiary (whether or not an Affiliate of the Term Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Term Administrative Agent as the Auction Agent without the written consent of the Term Administrative Agent (it being understood that the Term Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Agent.

“Australian Dollars” or “AUS$” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the Vice President–Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Auto Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Amount” shall have the meaning provided in Section 10.5.

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Base Revolving Loan Margin” shall have the meaning assigned to such term in the definition of Applicable Margin.

“BBSY” shall have the meaning provided in “Alternative Currency Term Rate”.

“BBSY Screen Rate” shall mean, for any Loan in Australian Dollars, with respect to any Interest Period, the rate per annum equal to ~~the Bank Bill Swap Reference Bid Rate (“~~BBSY~~”)~~, or a comparable or successor rate which rate is approved by the Revolver Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Quotation Day with a term equivalent to such Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Revolver Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Revolver Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Revolver Administrative Agent.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Book of Business” means, with respect to any Person, such Person’s client lists and customer contact information, including, without limitation, all personal goodwill associated therewith.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 13.17(c).

“Borrower” shall have the meaning provided in the preamble hereto.

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of ABR Loans, LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which the applicable Administrative Agent’s Office or banking institutions in New York City are authorized by law or other governmental actions to close~~, and~~; provided that:

(a)            solely with respect to the Term Loans, if such day relates to any interest rate settings as to a LIBOR Term Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Term Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Term Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market and when used in connection with a LIBOR Term Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any LIBOR Quoted Currency any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowings or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro);

(b)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Revolving Credit Loan, “Business Day” means a Business Day that is also a TARGET Day;

(c)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, “Business Day” means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom, (ii) Australian Dollars, “Business Day” means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Australia because such day is a Saturday, Sunday or a legal holiday under the laws of Australia and (iii) Canadian Dollars, “Business Day” means a day other than when banks are closed for general business in Canada; and

(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Euro, Sterling, Australian Dollars or Canadian Dollars in respect of a Loan denominated in a currency other than Dollars, Euro, Sterling, Australian Dollars or Canadian Dollars, or any other dealings in any currency other than Dollars, Euro, Sterling, Australian Dollars or Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), “Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and “CAD” means the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be additions to property or equipment or intangibles on a consolidated statement of cash flows of the Borrower and its Subsidiaries (including capitalized software expenditures, website development costs and website content development costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral” shall have a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Revolver Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated or, if the Revolver Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support.

“Cash Equivalents” shall mean:

(i)             Dollars,

(ii)            Canadian dollars or Australian dollars,

(iii)           (a) Euro, Pounds Sterling, Yen, Swiss Francs, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iv)           securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof with maturities of 24 months or less from the date of acquisition,

(v)            certificates of deposit, time deposits, and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,

(vi)           repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vii)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and any commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender,

(viii)         marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(ix)            readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition,

(x)             Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(xi)            solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xii)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s,

(xiii)          in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (xii) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xiv)          investment funds investing 95% of their assets in securities of the types described in clauses (i) through (xiii) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) through (iii) above; provided that such amounts are converted into any currency listed in clauses (i) through (iii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement with the Borrower, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) any Person that is designated by the Borrower as a “Cash Management Bank” by written notice to the Term Administrative Agent substantially in the form of Exhibit M-2 or such other form reasonably acceptable to the Term Administrative Agent.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services; (ii) treasury management services (including controlled disbursement, overdraft facilities, foreign exchange facilities, automatic clearing house fund transfer services, return items, and interstate depository network services); (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements; and (iv) and other services related, ancillary or complementary to the foregoing.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 (the “Casualty Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“CDOR” shall have the meaning provided in “Alternative Currency Term Rate”.

“CDOR Screen Rate” shall mean, for any Loan in Canadian Dollars, with respect to any Interest Period, the rate per annum equal to ~~the Canadian Dollar Offered Rate (“~~CDOR~~”)~~, or a comparable or successor rate which rate is approved by the Revolver Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) (in such case, referred to as the ~~“~~CDOR Rate~~”~~)at or about 10:00a.m. (Toronto, Ontario time) on the Quotation Day with a term equivalent to such Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Revolver Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Revolver Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Revolver Administrative Agent.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (i) at any time prior to an IPO of the Borrower, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower; (ii) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in case of clause (i) or (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower. For the purpose of clauses (i) and (ii), at any time when a majority of the outstanding Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Borrower, references in this definition to “the Borrower” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, Tranche B-4 Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Series), Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series) New Revolving Credit Loans or Swingline Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, Tranche B-1 Term Loan Commitment, Tranche B-2 Term Loan Commitment, Tranche B-3 Term Loan Commitment, Tranche B-4 Term Loan Commitment, Delayed Draw Term Loan Commitment, a New Term Loan Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series) or a New Revolving Credit Commitment.

“Closing Date” shall mean July 3, 2017.

“Closing Date Intercreditor Agreement” shall mean an Intercreditor Agreement dated as of the Closing Date substantially in the form of Exhibit I-1 (with such changes to such form as may be reasonably acceptable to the Term Administrative Agent and the Borrower).

“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Debt and termination and/or release of any security interests and guarantees in connection therewith.

“CME” means CME Group Benchmark Administration Limited.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Royal Bank of Canada, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9, and any Affiliate or designee of Royal Bank of Canada, may act as the Collateral Agent under any Credit Document.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean a rate per annum equal to 0.50%; provided that, commencing on the first date of the first fiscal quarter commencing after the Amendment No. 4 Effective Date and for any day thereafter, the Commitment Fee Rate shall be the applicable rate per annum set forth below based upon the First Lien Leverage Ratio:

First Lien Leverage Ratio	Commitment Fee Rate
Greater than 3.50 to 1.00	0.50%

Less than or equal to 3.50 to 1.00, but greater than 3.00 to 1.00	0.375%

Less than or equal to 3.00 to 1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the most recent delivery of Section 9.1 Financials, in accordance with the table above.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, Tranche B-2 Term Loan Commitment, Tranche B-3 Term Loan Commitment, Tranche B-4 Term Loan Commitment, Delayed Draw Term Loan Commitment, New Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment or New Revolving Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company Representations” shall mean the representations and warranties made by the Borrower with respect to the Borrower, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of the Borrower substantially in the form of Exhibit H or such other form reasonably acceptable to the applicable Administrative Agent delivered pursuant to Section 9.1(d) for the applicable Test Period.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 9, 2017.

“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR, SONIA, EURIBOR, BBSY, CDOR or any proposed Successor Rate for any currency (including, for the avoidance of doubt, Daily SOFR), as applicable, any conforming changes to the definitions of “ABR”, “SOFR”, “Term SOFR”, “SONIA”, “EURIBOR”, “BBSY”, “CDOR”, “Interest Period”, any Relevant Rate, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Revolver Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Revolver Administrative Agent in a manner substantially consistent with market practice (or, if the Revolver Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Revolver Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, intangible amortization expenses in connection with any acquisition or other Investment, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i)             increased (without duplication) by:

(a)            provision for taxes based on income, profits, revenue or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes (including, without limitation, any franchise taxes imposed in lieu of income taxes and Permitted Tax Distributions) and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest related to such taxes or arising from any tax examinations, and the net tax expenses associated with any adjustments made pursuant to the definition of “Consolidated Net Income” and any payments to any direct or indirect parent in respect of such taxes (including, without limitation, any Permitted Tax Distributions), plus

(b)            Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (2) bank and letter of credit fees and (3) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)            Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income, plus

(d)            any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, Wealth Advisor Recruitment (including any finders’, brokers’ or other recruitment fees payable to any executive recruiting firm or other Person in connection therewith), disposition, restructuring, recapitalization, any payments made to buy out or terminate any management agreement in connection with “partner firms” or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)            the amount of any costs and expenses associated with establishing new wealth management services and related offering and services, expanding the Borrower’s business or acquiring new wealth management services and related offering and services (including (1) the amount of any compensation paid within 24 months following any Wealth Advisor Recruitment to any applicable Wealth Advisor or prospective Wealth Advisor pursuant to such Wealth Advisor’s or prospective Wealth Advisor’s employment agreement with the Borrower or any of its Subsidiaries, or in connection with any applicable Wealth Advisor’s recruitment of another Wealth Advisor or prospective Wealth Advisor, in each case to the extent such compensation has not been equaled or exceeded by the amount of compensation paid to such Wealth Advisors during such period and (2) any legal expenses and other expenses and costs associated with hiring (including in connection with Wealth Advisor Recruitments) and ramp up of Wealth Advisors or other employees) deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and Wealth Advisor Recruitments after the Closing Date, and costs related to the closure and/or consolidation of facilities, plus

(f)             any other non-cash charges, including any write-offs, write-downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(g)            the amount of any net income (loss) attributable to non-controlling interests in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h)            the amount of management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Initial Investors or any of their respective Affiliates, plus

(i)             costs of surety bonds incurred in such period in connection with financing activities, plus

(j)             the amount of reasonably identifiable and factually supported “run rate” cost savings, operating expense reductions and other synergies that are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period), plus

(k)            the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility, plus

(l)             any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to (i) any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock or unit subscription, contribution or shareholder or equityholder agreement, to the extent that such cost or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock), or (ii) any recruitment bonus arrangement entered into in connection with any acquisition or Wealth Advisor Recruitment (provided that any such bonus paid in units of the Borrower or any of its direct or indirect subsidiaries or parent companies shall be valued at the fair market value of such units for purposes of calculating Consolidated EBITDA), plus

(m)           the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its direct or indirect subsidiaries or parent companies in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718—Compensation—Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), plus

(n)            with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(o)            cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)            to the extent not already included in the Consolidated Net Income, the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or Investment or any disposition of any asset permitted under this Agreement, plus

(q)            charges, expenses and other items described in the Confidential Information Memorandum or the Sponsor Model, including without limitation all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Confidential Information Memorandum to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of Pro Forma Adjustment, plus

(r)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(s)            interest income on fiduciary funds and shareholder loans;

(ii)            decreased by (without duplication), non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840—Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(iii)           increased or decreased by (without duplication):

(a)            any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be,

(b)            any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815— Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, plus or minus, as the case may be,

(c)            any adjustments resulting from the application of Financial Accounting Standards Codification No. 460—Guarantees.

For the avoidance of doubt:

(x)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(y)            there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by such Person during such period, including any Book of Business or Additional Earnings (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by such Person during such period (each such Person, business, property, or asset, including any Book of Business or Additional Earnings, acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) the Wealth Advisor EBITDA for such period; and

(z)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold, disposed of or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this subsection (z) until such disposition shall have been consummated.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (x) the net amortization of original issue discount and original issuance premium from the issuance of Indebtedness of such Person and its Restricted Subsidiaries (excluding any Indebtedness borrowed under this Agreement in connection with the Transactions), plus (y) pay in kind interest expense of such Person and its Restricted Subsidiaries, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (e) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (f) penalties and interest relating to taxes, (g) accretion or accrual of discounted liabilities not constituting Indebtedness, (h) interest expense attributable to a direct or indirect parent entity resulting from pushdown accounting, (i) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (j) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition, Wealth Advisor Recruitment or Investment permitted hereunder, all as calculated on a consolidated basis.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication,

(i)             extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions or any multi-year strategic initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facility opening costs and other restructuring and business optimization expenses (including related to wealth management services and related offering and services and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to Wealth Advisor Recruitment and acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or other locations (including through any acquisition or Wealth Advisor Recruitment or other hiring of new brokers or advisors or broker teams or advisor teams), new wealth management services and related offering and service introductions, one-time compensation charges and curtailments or modifications to pension and post retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),

(ii)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)           any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(iv)           [Reserved],

(v)            the Net Income for such period of any Person that is (x) an Unrestricted Subsidiary or (y) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, that is not the Borrower or a Subsidiary that is accounted for by the equity method of accounting; provided that, to the extent Net Income of any Person is excluded pursuant to clause (x) or (y) of this clause (v), Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), and the amount contractually required to be distributed in cash within 180 days after the end of any such period, to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi)           solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived, or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, New Term Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii)          adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805— Business Combinations and Topic 350—Intangibles Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions, any acquisition (by merger, consolidation, amalgamation or otherwise) or Investment or the amortization or write-off of any amounts thereof, net of taxes,

(viii)         (a) any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or any successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP,

(ix)            any impairment charge, asset write-off, or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, or as a result of a change in law or regulation, in each case pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360—Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) or relating to investments in debt or equity securities and the amortization of intangibles arising pursuant to ASC 805,

(x)            (a) any non-cash compensation charge or expense, including any such charge related to earn-outs or similar arrangements or arising from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, phantom equity, stock options, profits interest, restricted stock, restricted units or other rights to officers, directors, managers, employees or non-employees, any cash charges associated with the rollover, acceleration or payout of Equity Interests by management or other employees of the Borrower, any of its Restricted Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of ASC 718, and (b) any income (loss) attributable to deferred compensation plans or trusts,

(xi)           any fees and expenses (including any transaction fee or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Wealth Advisor Recruitment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(xii)          accruals and reserves, contingent liabilities and any gains or losses on the settlement of any preexisting contractual or non-contractual relationships that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs), or changes as a result of adoption or modification of accounting policies,

(xiii)         to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption,

(xiv)         any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items,

(xv)          any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date,

(xvi)         costs and write-offs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, and

(xvii)        (a) the non-cash portion of “straight-line” rent expense; provided, that, the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount (A) is not denied by the applicable carrier in writing within 180 days and (B) will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Wealth Advisor Recruitment or Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Assets” shall mean with respect to any Person, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) as of such date of determination, calculated on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries at such date. Unless otherwise expressly provided, all references herein to Consolidated Total Assets shall mean Consolidated Total Assets of the Borrower.

“Consolidated Working Capital” shall mean with respect to any Person, at any date, the excess of (i) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries on such date, but excluding (for purposes of both clauses (i) and (ii) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Loans, Letter of Credit Exposure and Capital Leases to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding 12-month period after such date, (f) the effects from applying purchase accounting, (g) any accrued professional liability risks, (h) restricted marketable securities, and (i) deferred revenue reflected within current liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Compensation” shall mean, with respect to any Wealth Advisor Recruitment, the amount of non-commission based compensation agreed to be paid by the Borrower or any Restricted Subsidiary to the Wealth Advisor(s) who are subject of such Wealth Advisor Recruitment over a period of time not longer than 24 months following such Wealth Advisor Recruitment.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, each Permitted Repricing Amendment, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

 “Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.14.

“Cure Right” shall have the meaning provided in Section 11.14.

“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Revolving Credit Loan” means a Revolving Credit Loan that bears interest at a rate based on Daily SOFR.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(w)(i)).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Delayed Draw Term Loans” shall mean the Term Loans made pursuant to the Delayed Draw Term Loan Commitments.

“Delayed Draw Term Loan Commitment Fee” shall have the meaning provided in Section 4.1(f),

“Delayed Draw Term Loan Upfront Fee” shall have the meaning provided in Section 4.1(g),

“Delayed Draw Commitment Termination Date” shall mean the earlier of (a) the date that is six months after the Amendment No. 8 Effective Date and (b) the date the Delayed Draw Term Loan Commitments are reduced to $0 pursuant to Section 4.3(i).

“Delayed Draw Term Loan Commitments” shall mean the commitments as of the Amendment No. 8 Effective Date of any Term Loan Lender to make Delayed Draw Term Loans pursuant to Section 2.1(m) in an aggregate amount not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1.1(c) or in the Assignment and Acceptance pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial amount of the Delayed Draw Term Loan Commitments is $150,000,000.

“Derivative Counterparty” shall have the meaning provided in Section 13.16.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“~~disposition~~Disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to each Administrative Agent and the Joint Lead Arrangers and Bookrunners prior to the commencement of “primary syndication” as being Disqualified Lenders, (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to each Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to each Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that no Administrative Agent shall have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and no Administrative Agent shall have liability with respect to any assignment made to a Disqualified Lender.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof) shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the applicable Administrative Agent or the Letter of Credit Issuer, as the case may be, on the basis of the Spot Rate (determined on the most recent date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Early Warning Threshold” shall mean (a) with respect to any Regulated Subsidiary subject to regulation by the SEC, those circumstances set forth in Rule 17a 11(b) promulgated under the 1934 Act pursuant to which a broker-dealer is required to give an “early warning” notice of capital related problems to the SEC and (b) with respect to any Regulated Subsidiary not covered by clause (a) above, any provisions arising under applicable law or regulation similar in nature to those enumerated in clause (a) above.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Term Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “ABR floor,” (a) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investments” shall have the meaning provided in the recitals to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower, or any direct or indirect parent company of the Borrower (excluding Disqualified Stock), other than (i) public offerings with respect to the Borrower or any of its direct or indirect parent company’s common stock registered on Form S-8, (ii) issuances to any Subsidiary of the Borrower, (iii) any such public or private sale that constitutes an Excluded Contribution and (iv) any Cure Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean: (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” shall have the meaning provided in “Alternative Currency Term Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(i)            the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(a)            Consolidated Net Income for such period,

(b)            an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(c)            decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d)            an amount equal to the aggregate net non-cash loss on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(e)            cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,

(f)            increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income, and

(g)            extraordinary gains;

over (ii) the sum, without duplication, of:

(a)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b)          without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period by the Borrower and its Restricted Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid other than with the proceeds of long-term indebtedness) other than intercompany loans and Revolving Credit Loans,

(c)            the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(d)            an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e)            increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f)            payments by the Borrower and its Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(g)            without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration (including earn-out payments and/or leveraged hire payments) paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions (but excluding Permitted Investments of the type described in clauses (i) and (ii) thereof) made during such period constituting Permitted Investments or made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than intercompany loans),

(h)            the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than intercompany loans),

(i)            the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(j)            the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k)            without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (including cash expenditures made after the end of such period and prior to the time such Excess Cash Flow prepayment is due) (the “Planned Expenditures”) including, in the case of each of clauses (1) and (2), for Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, restructurings or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than intercompany loans) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, restructurings or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(1)            the amount of taxes (including penalties and interest) paid in cash (including payments made in connection with the Transactions) or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m)            cash expenditures by the Borrower and its Restricted Subsidiaries in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income,

(n)            decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income, and

(o)            extraordinary losses.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution”shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by either a senior vice president or the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a); provided that (i) any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution and (ii) no Cure Amount shall constitute an Excluded Contribution.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Term Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary of a Domestic Subsidiary, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Collateral Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, and (vii) any Capital Stock and Stock Equivalents of any Excluded Subsidiary other than as provided in clause (ii) above.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Closing Date by reference to the Historical Financial Statements or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Closing Date by reference to the Section 9.1 Financials most recently delivered to the Administrative Agents) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) each Foreign Subsidiary and each Subsidiary of a Foreign Subsidiary that is a CFC, (iv) each Subsidiary that is not permitted by any applicable Contractual Requirement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or would require governmental consent, approval, license or authorization to provide such Guarantee, (v) each Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (vi) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Collateral Agent, providing such a Guarantee would result in material adverse tax consequences, (vii) each other Subsidiary with respect to which, in the reasonable judgment of the Collateral Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (viii) each Unrestricted Subsidiary, (ix) each Receivables Subsidiary, (x) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (xi) each SPV, Regulated Subsidiary or not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agents, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office) (or if such Lender is an intermediary partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Lender becomes a beneficiary, partner or member thereof if later) other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to a recipient’s failure to comply with Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.

“Existing Debt” shall mean the Existing Secured Facility.

“Existing Letters of Credit” shall mean Letters of Credit issued prior to, and outstanding on, the Closing Date and set forth on Schedule 1.1(b).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Secured Facility” shall mean that certain Credit Agreement, dated as of December 10, 2013, as amended, by and among the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Existing Term Loan Class”shall have the meaning provided in Section 2.14(g)(i).

“Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e).

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extended Term Loan Commitment” shall mean the commitments of the Lenders to make Extended Term Loans.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Request” shall mean a Term Loan Extension Request or a Revolving Credit Extension Request, as the context may require.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower, whose determination shall be conclusive.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, (x) with respect to the Term Loans, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the ~~applicable~~Term Administrative Agent on such day on such transactions as determined by the ~~applicable~~Term Administrative Agent, and (y) with respect to the Revolving Credit Facility, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit I-2 (with such changes to such form as may be reasonably acceptable to the Term Administrative Agent and the Borrower) among the Administrative Agents, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations (other than the Obligations).

“First Lien Leverage Ratio” shall mean as of any date of determination with respect to any Person, the ratio of (i) Total First Lien Debt of such Person minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i)            Consolidated Interest Expense of such Person for such period,

(ii)           all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(iii)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower (a) that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (b) that is a Restricted Subsidiary of any Foreign Subsidiary or (c) that has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof) and/or cash relating to an ownership interest in any such securities or Subsidiaries.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Borrower notifies the Term Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented, restated or otherwise modified from time to time and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agents.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) each Subsidiary of the Borrower that is party to the Guarantee on the Closing Date, and (ii) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement with the Borrower, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date, (ii) Bank of America, N.A. and the Royal Bank of Canada and any of their respective Affiliates or branches and (iii) any other Person that is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agents substantially in the form of Exhibit M-1 or such other form reasonably acceptable to the Administrative Agents.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party).

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2015 and December 31, 2016, and the related audited consolidated statements of income, comprehensive income, members’ deficit and cash flows of the Borrower and its consolidated Subsidiaries for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, and (b) the unaudited interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2017, and the related unaudited consolidated statements of operations, comprehensive income, members’ deficit and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter, and for the comparable quarter of the prior fiscal year.

“IFRS” shall have the meaning given to such term in the definition of GAAP.

“Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Impacted Interest Period” shall mean, with respect to a LIBOR Screen Rate or a Local Screen Rate, as applicable, an Interest Period which shall not be available at the applicable time.

“Increased Amount Date” shall mean the date of effectiveness of any New Loan Commitments.

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of pushdown accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days after becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties or (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Person” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Investors” shall mean (i) Stone Point Capital LLC and its Affiliates (including, as applicable, related funds and general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement); (ii) KKR Freya Aggregator L.P., (iii) Trident FFP LP, (iv) CP Falcon AIV L.P., (v) Centerbridge Capital Partners SBS II, L.P., (vi) CCP II Falcon AIV - B, L.P., and (vii) members of management of the Borrower and its Subsidiaries, certain “partner firms” and certain shareholders (or their respective direct or indirect parent or management vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the forgoing are members, and each of their respective Affiliates.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $795,000,000.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyright rights to works of authorship or other copyrightable subject matter; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.

“Interest Payment Date” means, (a) as to any Alternative Currency Daily Rate Revolving Loan and Daily SOFR Revolving Credit Loan, the last Business Day of each calendar month, (b) as to any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan, the last day of each Interest Period applicable to such Loan (provided, however, that if any Interest Period for a LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates) and the applicable Maturity Date and (c) as to any ABR Loan, on the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” shall mean, with respect to any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan the interest period applicable thereto, as determined pursuant to Section 2.9 (in each case, subject to the availability for the Relevant Rate applicable to the relevant currency).

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. In no event shall a guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,

(i)            Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other ratings agency.

“Investment Grade Securities” shall mean:

(i)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)           debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii)          investments in any fund that invests at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)        corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investor” shall mean the Sponsor and certain other investor entities arranged and designated by the Sponsor.

“IPO” shall mean the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the Borrower or a parent entity of the Borrower.

“IPO Entity” shall mean, at any time at and after an IPO, the Borrower or a parent entity of the Borrower, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO.

“IPO Listco” shall mean a parent entity of the Borrower or a wholly-owned subsidiary of the Borrower formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of the Borrower, its Subsidiaries and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in the Borrower with the surviving entity in any such merger holding Equity Interests in the Borrower, and the merger of such entities with any IPO Shell Company or IPO Subsidiary, (d) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of the Borrower in connection with any IPO Reorganization Transactions, (e) the entry into an exchange agreement, pursuant to which holders of Equity Interests of the Borrower will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, and (f) the entry into, and performance of, any Tax Receivable Agreement by any IPO Shell Company or IPO Subsidiary, in each case of clauses (a) through (f), so long as after giving Pro Forma Effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.

“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” shall mean a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Lead Arrangers and Bookrunners” shall mean RBC Capital Markets, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp. and Fifth Third Bank and, solely with respect to the Revolving Credit Facility, Bank of America, N.A.

“Judgment Currency” shall have the meaning provided in Section 13.19.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) (i) in respect of Subordinated Indebtedness and (ii) that is secured by a Lien ranking junior to the Lien securing the First Lien Obligations.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.12(b).

“LCT Test Date” shall have the meaning provided in Section 1.12(b).

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” shall mean up to $30,000,000 in aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement, and unless the context requires otherwise, includes the Swingline Lender.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, unless such Lender notifies the applicable Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the applicable Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the applicable Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to, within one business day after written request by the applicable Administrative Agent, confirm in a manner reasonably satisfactory to the applicable Administrative Agent that it will comply with its funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the applicable Administrative Agent), (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an Letter of Credit Issuer other than Bank of America, N.A. after the Closing Date shall not be a “Letter of Credit” for purposes of the Credit Documents until such time as the Revolver Administrative Agent has been notified of the issuance thereof by the applicable Letter of Credit Issuer and has confirmed availability under the Total Revolving Credit Commitment and the Letter of Credit Commitment with the applicable Letter of Credit Issuer.

“Letter of Credit Commitment” shall mean with respect to Bank of America, N.A., in its capacity as a Letter of Credit Issuer, 100% of the L/C Sublimit, as may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Expiration Date” shall mean the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (i) with respect to standby Letters of Credit, Bank of America, N.A., (ii) solely with respect to Existing Letters of Credit, Bank of America, N.A., (iii) any Affiliates or branches of either of the foregoing and (iv) any replacement, additional issuer, or successor pursuant to Section 3.6. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit L or another form which is acceptable to the applicable Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“LIBOR Term Loan” shall mean, any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate ~~and “LIBOR Revolving Credit Loan” and “LIBOR Term Loan” shall have corresponding meanings.~~

“LIBOR Quoted Currency” shall mean, solely with respect to the Term Loans, Dollars, Euro, Pounds Sterling and each other currency that is approved by the applicable Persons as a quoted currency in accordance with the definition of Alternative Currency.

“LIBOR Rate” shall mean:

(i)            for any Interest Period with respect to a LIBOR Term Loan in any LIBOR Quoted Currency, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency with a term equivalent to such Interest Period;

(ii)            for any Interest Period with respect to a LIBOR Term Loan in any Non-Quoted Currency, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency with a term equivalent to such Interest Period; and

(iii)            for any interest calculation with respect to an ABR Term Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at or about 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period, then the LIBOR Rate for such currency and Interest Period shall be such other successor or comparable rate as approved by the ~~applieable~~Term Administrative Agent.

“LIBOR Screen Rate” shall mean the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period (or a comparable or successor rate which rate is approved by the ~~applieable~~Term Administrative Agent) as displayed on the applicable Reuters ~~(or, in the case of the Revolver Administrative Agent, Bloomberg)~~ screen page or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate or, in the event such rate does not appear on any successor or substitute page, on the appropriate page of such other information service that publishes such rate as shall be selected by the ~~applieable~~Term Administrative Agent from time to time in its reasonable discretion; provided that (i) to the extent a comparable or successor rate is approved by the ~~applieable~~Term Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the ~~applieable~~Term Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the ~~applieable~~Term Administrative Agent.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license to Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) any levered hire or acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption, satisfaction and discharge or repayment of Indebtedness or preferred stock requiring irrevocable notice in advance of such redemption satisfaction and discharge or repayment.

“Loan” shall mean any Revolving Loan, Swingline Loan, Term Loan or any other loan made by any Lender pursuant to this Agreement.

“Local Screen Rates” shall mean the CDOR Screen Rate, the BBSY Screen Rate and any other screen rate for any Non-Quoted Currency that is approved in accordance with the definition of Alternative Currency.

“Management Group” shall mean, collectively, (a) Ruediger Adolf, (b) Rajini Kodialam, (c) James Shanahan and (d) any other Person that is or may become a member of the management group of the Company (or the IPO Entity, if applicable).

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Master Agreement” shall have the meaning provided in the definition of Hedge Agreement.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agents and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiii) of the definition of Excluded Subsidiary) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Term Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Tranche B-3 Term Loan Maturity Date, the Tranche B-4 Term Loan Maturity Date, the New Term Loan Maturity Date, the Revolving Credit Maturity Date, any New Revolving Credit Maturity Date or the maturity date of an Extended Term Loan or Extended Revolving Credit Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, an aggregate principal amount of up to (a) an amount such that (i) if such New Loan Commitment is secured on a pari passu basis with the Credit Facilities, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a First Lien Leverage Ratio of no greater than 5.00 to 1.00, (ii) if such New Loan Commitment is secured on a junior basis to the Credit Facilities, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a Total Secured Leverage Ratio of no greater than 6.25 to 1.00 or (iii) if such New Loan Commitment is subordinated in right of payment to the Credit Facilities or unsecured, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a Total Leverage Ratio of no greater than 6.25 to 1.00 (it being understood that (x) the proceeds from such New Loan Commitment shall not be used for netting Indebtedness for purposes of calculating the First Lien Leverage Ratio, the Total Secured Leverage or the Total Leverage Ratio, as applicable, pursuant to this clause (a) and (y) any New Revolving Credit Commitments being established shall be treated as being fully drawn), plus (b) the sum of (I) an amount equal to the greater of (x) 100% of Consolidated EBITDA on a Pro Forma Basis after giving effect to the Transactions on the Closing Date and (y) $155,000,000, plus (II) the aggregate amount of (A) voluntary prepayments of (i) Term Loans (including purchases of the Term Loans by the Borrower at or below par, in which case the amount of voluntary prepayments of Term Loans shall be deemed not to exceed the actual purchase price of such Loans at or below par), (ii) Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(x)(i)(a) in reliance on clause (b) of this definition and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in clauses (i) and (ii) above, and (B) voluntary reductions of Revolving Credit Commitments, in each case, other than from proceeds of the incurrence of long-term Indebtedness, minus (III) the sum of (i) the aggregate principal amount of New Term Loan Commitments incurred pursuant to Section 2.14(a)  in reliance on clause (b)(I) of this definition prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i)(a) in reliance on clause (b)(I) of this definition prior to such date.

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“Member” shall mean, with respect to the Borrower or any Subsidiary of the Borrower (including any Acquired Entity or Business) that is a limited liability company, any “Member” (or any equivalent or comparable holder of Equity Interests) as defined in such Person’s operating agreement.

“Minimum Borrowing Amount” shall mean with respect to any Borrowing, $1,000,000.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 102% of the outstanding amount of all L/C Obligations.

“Minimum Equity Amount” shall have the meaning provided in the recitals of this Agreement.

“MIRE Event” shall mean, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including pursuant to Section 2.14 or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean each fee owned parcel Real Estate with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multicurrency Exposure” shall mean with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding denominated in any Alternative Currency, (ii) such Lender’s Letter of Credit Exposure at such time with respect to Letters of Credit denominated in any Alternative Currency, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time denominated in any Alternative Currency.

“Multicurrency Sublimit” shall mean $30,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of:

(a)            the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of its Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(b)            the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c)            the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d)            in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);

(e)           in the case of any Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non-controlling interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof;

(f)            in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and

(g)           all fees and out-of-pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and any costs associated with unwinding any related Hedging Obligations in connection with such transaction, and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i)  above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Project” shall mean (a) each facility or operating location which is either a new facility, location or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, location or office owned by the Borrower or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“New Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ New Revolving Credit Commitments matures.

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Quoted Currency” shall mean Canadian Dollars and each other currency that is approved by the relevant Persons as a non-quoted currency in accordance with the definition of Alternative Currency.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a Notice of Borrowing substantially in the form of Exhibit K (or such other form reasonably acceptable to the applicable Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Administrative Agent) and delivered in accordance with Section 2.3(a), 2.3(b) or 2.3(c).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, Revolving Credit Commitment or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Agreement” shall mean (a) the Operating Agreement of the Borrower, (b) the bylaws of the Borrower following any conversion to a corporation permitted hereunder or (c) any other equivalent organizational document adopted as a replacement of any of the foregoing, in each case, as amended from time to time.

“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of participation pursuant to Section 13.6 or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the applicable Administrative Agent, the applicable Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership), including any managing member, of the Borrower.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investment.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean each of (i) the Initial Investors and their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management of the Borrower and its Subsidiaries (or their respective direct or indirect parent or management investment vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any other direct or indirect Parent Entity, (ii) any direct or indirect Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions or IPO Reorganization Transactions) that, assuming such parent was not formed after giving effect thereto, would constitute a Change of Control, (iii) any entity (other than a Parent Entity) through which a Parent Entity described in clause (ii) directly or indirectly holds Equity Interests of the Borrower and has no other material operations other than those incidental thereto and (iv) the Advisor Group and their affiliates.

“Permitted Investments” shall mean:

(i)             any Investment in the Borrower or any Restricted Subsidiary;

(ii)            any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)           (a) any transactions or Investments otherwise made in connection with the Transactions and in accordance with the Acquisition Agreement and (b) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys a Book of Business or all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(iv)          any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)            (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, refinancing, refunding, reinvestment or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced, refunded or replaced Investment) and premium payable by the terms of such Investment thereon and fees, costs and expenses associated therewith as of the Closing Date;

(vi)            any Investment (x) acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of such other Investment or accounts receivable, (b) in satisfaction of judgments against other persons or (c) as a result of a foreclosure or other remedial action by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (1) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes;

(vii)            Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;

(viii)            any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $45,000,000 and (b) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)            Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (in each case, exclusive of Disqualified Stock of the Borrower); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);

(x)            guarantees of Indebtedness permitted under Section 10.1;

(xi)            any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9 (except transactions described in clause (b)  of such paragraph) and Section 10.3;

(xii)            Investments consisting of purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights in the ordinary course of business;

(xiii)            additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $65,000,000 and (b) 40% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv)            Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;

(xv)            loans and advances to, or guarantees of Indebtedness of, employees, officers, directors, managers and consultants not in excess of the greater of (a) $15,000,000 and (b) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment;

(xvi)            (a) loans and advances to officers, directors, managers, employees and consultants for business-related travel and entertainment expenses, moving and relocation expenses, and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries;

(xvii)            Investments consisting of purchases and acquisitions of assets or services, advances, loans or extensions of trade credit in the ordinary course of business;

(xviii)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix)            non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(xx)            Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, customer contracts and loans or advances made to, and guarantees with respect to obligations of, clients, customers, distributors, suppliers, licensors and licensees in the ordinary course of business;

(xxi)            the licensing, sub-licensing and contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxii)            advances of payroll payments to employees in the ordinary course of business;

(xxiii)            contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(xxiv)            Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of Unrestricted Subsidiary;

(xxv)            intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries; and

(xxvi)            Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(xxvii)            Investments by any ~~LoanCredit~~ Party consisting of the purchase of call options to purchase RIAs the aggregate amount of which shall not exceed the greater of (a) $40,000,000 and (b) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any time outstanding, provided that to the extent any ~~Loan~~Credit Party acquires any RIA pursuant to a call option purchased by a ~~Loan~~Credit Party in accordance with this clause (xxvii), the initial purchase price of such call option shall no longer be included in the limitation set forth above;

(xxviii)      Investments by any ~~Loan~~Credit Party in a Regulated Subsidiary solely to the extent and in such amounts necessary to avoid a Regulatory Net Capital Deficiency; and

(xxix)            in the case of any Regulated Subsidiaries, Investments entered into or made in the ordinary course of business in accordance with normal practice.

“Permitted Joint Venture” shall mean, with respect to any Person, a joint venture (which for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 20.0% of the shares of Equity Interests of such Person.

“Permitted Liens” shall mean, with respect to any Person:

(i)            pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;

(ii)            Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, mechanics’ and construction contractors’ Liens, in each case, for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization);

(iii)            Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) or are not required to be paid pursuant to Section 8.11, or for property taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(iv)            Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)            survey exceptions, encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(vi)            Liens securing Indebtedness permitted to be outstanding pursuant to the first paragraph of Section 10.1 and clause (a), (b), (d), (r), (w), (x) or (y) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, additions and accessions, and the income or proceeds thereof, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries incurring such Indebtedness; (c) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; (d) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that does not constitute First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agents and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (vi) and (e) in the case of Liens securing Indebtedness incurred pursuant to the first paragraph of Section 10.1 that constitutes First Lien Obligations, the Borrower shall be in compliance on a Pro Forma Basis with respect to the last day of the most recently ended Test Period, with a First Lien Leverage Ratio of no greater than 5.00 to 1.00;

(vii)            Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $5,000,000 individually or (b) $20,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 10.2) shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof;

(viii)            Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix)            Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)            Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1; provided that any Liens securing obligations of a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be subordinated to the Liens securing the Obligations;

(xi)            Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)            leases, subleases, licenses, or sublicenses, occupancy agreements or assignments (including of Intellectual Property, software and other technology licenses) granted to others in the ordinary course of business;

(xiv)            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv)            Liens in favor of the Borrower or any other Guarantor;

(xvi)            Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)            Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(xviii)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)            deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx)            other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed the greater of (a) $80,000,000 and (b) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that at the Borrower’s election, (i) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; and (ii) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agents and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (xx);

(xxi)             Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or 11.10 and notices of this pendens and associated rights related to litigation so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxii)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xxiii)           Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)           Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxvii)          Liens (a) solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii)         rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)           restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)            security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)            zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)           Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)          Liens arising under the Security Documents;

(xxxiv)          Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv)          any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxxvi)         Liens on cash or Cash Equivalents deposited in order to defease or to irrevocably satisfy and discharge Indebtedness pursuant to the terms of the agreements governing such Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)       with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;

(xxxviii)      to the extent pursuant to any Requirements of Law, Liens on cash or Permitted Investments securing Swap Obligations in the ordinary course of business;

(xxxix)         Liens on cash and Cash Equivalents securing Hedging Obligations and Cash Management Services;

(xl)                Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xli)              Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(xlii)             Liens on the Equity Interests of Unrestricted Subsidiaries; and

(xliii)            Liens on the assets of any Regulated Subsidiary incurred by such Regulated Subsidiary in the ordinary course of its brokerage business to finance the carrying of securities and other investment positions.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (C) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of the proceeds of any such Indebtedness to refinance any such other Indebtedness.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) have the same lien priority as the First Lien Obligations (without regard to control of remedies), or (iii) be secured by a Lien ranking junior to the Lien securing the First Lien Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) the covenants, taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries (as the case may be) than those herein (taken as a whole) (except, in any case for covenants applicable only to the periods after the Latest Term Loan Maturity Date) (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agents or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Administrative Agents or any of the Lenders if any covenants are only applicable after the Latest Term Loan Maturity Date at the time of such refinancing); provided that a certificate of an Authorized Officer of the Borrower delivered to the Term Administrative Agent at least five Business Days (or such shorter period as the Term Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Term Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and (d) that, if secured, is not secured by a lien on any assets of the Borrower or its Subsidiaries other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).

“Permitted Repricing Amendment” shall have the meaning provided in Section 13.1.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Distributions” shall mean (a) with respect to the Borrower, the income tax distributions by it to its Members or on behalf of its Members to relevant Tax authorities pursuant to the Operating Agreement; provided that, such distributions shall not be made more than forty-five (45) days prior to the date such payments are to be paid by the Borrower’s Members and (b) after an IPO Reorganization Transaction pursuant to clause (a) of the definition thereof, distributions by the Borrower to an IPO Shell Company, the proceeds of which shall be used to pay (i) the tax liability for each relevant jurisdiction in respect of consolidated, combined or affiliated returns filed by or on behalf of the Borrower or such IPO Shell Company, (ii) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Borrower or such IPO Shell Company and (iii) payments pursuant to the terms of the Tax Receivable Agreements, if applicable.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, with respect to any such plan that is that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, or any Permitted Sale Leaseback.

“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.

“Prime Rate” shall mean the “prime rate” referred to in the definition of ABR.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case, in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000; and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower, the Borrower or any of the other Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of Acquired EBITDA.

“Pro Forma Financial Statements” shall have the meaning provided in Section 6.12.

“Projections” shall have the meaning provided in Section 9.1(c).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal, tax and other professional fees, and listing fees.

“Purchase Money Obligations” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Quotation Day”shall mean, with respect to any LIBOR Term Loan for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days); provided that to the extent such market practice is not administratively feasible for the applicable Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the applicable Administrative Agent).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Receivables Facility to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary transfers accounts receivable and related assets.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulatory Net Capital Deficiency” occurs if a Regulated Subsidiary’s Regulatory Net Capital is less than 125% of the highest Early Warning Threshold applicable thereto.

“Regulated Subsidiary” means any Subsidiary of the Company so long as such Subsidiary is (a) a Broker-Dealer Subsidiary or (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it, in any case, as set forth in any rule or regulation of such Governmental Authority.

“Regulatory Net Capital” means, for each Regulated Subsidiary, the Regulatory Total Capital adjusted by amounts and calculations that are specified in the applicable laws of the applicable Regulatory Supervising Organizations.

“Regulatory Supervising Organization” means (a) the SEC or (b) any other governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Regulatory Total Capital” means, for each Regulated Subsidiary, the amount of capital (including qualified subordinated debt which is characterized as equity for regulatory reporting purposes) as calculated pursuant to the rules of, and reported from time to time to, the applicable Regulatory Supervising Organization.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall mean 450 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into or migration through the environment.

“Relevant Rate”means with respect to any Revolving Credit Loan denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Australian Dollars, BBSY and (e) Canadian Dollars, the CDOR Rate, as applicable.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Repayment Amount” shall mean the Tranche B-3 Term Loan Repayment Amount, the Tranche B-4 Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness in the form of a similar term loan that is broadly syndicated to banks and other institutional investors (a) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Tranche B-4 Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with an IPO, Change of Control or Transformative Acquisition and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Tranche B-4 Term Loans or (ii) any effective reduction in the Effective Yield for the Tranche B-4 Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with an IPO, Change of Control or Transformative Acquisition. Any determination by the Term Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Tranche B-4 Term Loans.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50.0% of the Dollar Equivalent of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated, Non-Defaulting Lenders having or holding more than 50.0% of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date), (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding more than 50.0% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, more than 50.0% of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50.0% of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5(a).

“Restricted Person” shall have the meaning provided in Section 13.16.

“Restricted Subsidiary” of any Person shall mean and include any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise expressly provided, all references herein to a Restricted Subsidiary shall mean a Restricted Subsidiary of the Borrower.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 10.4.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2) .

“Revolver Administrative Agent” shall have the meaning provided in the preamble hereto.

“Revolving Commitment” shall mean, collectively or individually as the context may require, any Revolving Credit Commitment, Extended Revolving Credit Commitment or New Revolving Credit Commitment.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one-time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14); provided that, upon the occurrence of the Amendment No. 4 Effective Date, the Revolving Credit Commitment shall be automatically replaced with the Amendment No. 4 Revolving Credit Commitments, which Amendment No. 4 Revolving Credit Commitments shall constitute Revolving Credit Commitments for all purposes under this Agreement and the other Credit Documents. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $650,000,000 on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage (carried out to the ninth decimal place) obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding, (ii) such Lender’s Letter of Credit Exposure at such time, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.14(g)(ii).

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or a New Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean ~~the-fifth-anniversary-of-the-Amendment-No.4 Effective Date~~June 29, 2024, or, if such date is not a Business Day, the immediately preceding Business Day.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swingline Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero, Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement.

“Revolving Loan” shall mean, collectively or individually as the context may require, any Revolving Credit Loan, Extended Revolving Credit Loan or New Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“RIA” shall mean an independent investment advisor registered with the SEC.

“S&P” shall mean S&P Global Inc. or any successor by merger or consolidation to its business.

“Sanctions” shall mean any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Scheduled Unavailability Date” shall have the meaning provided in Section 2.10(a).

“Screen Rate” shall mean the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Administrative Agent” shall mean the “Administrative Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Collateral Agent” shall mean the “Collateral Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement, dated as of the Closing Dates thereof among the Borrower, the other Credit Parties from time to time party thereto, the Second Lien Lenders and the Second Lien Administrative Agent, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit I-3 (with such changes to such form as may be reasonably acceptable to the Administrative Agents and the Borrower) among the Administrative Agents, the Collateral Agent and the representatives for purposes thereof of any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations.

“Second Lien Lenders” shall mean the “Lenders” under and as defined in the Second Lien Credit Agreement.

“Second Lien Security Documents” shall mean the “Security Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Term Loans” shall mean the “Term Loans” under and as defined in the Second Lien Credit Agreement.

“Section 2.14 Additional Amendment”shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank; provided that solely with respect to any Cash Management Bank under clause (ii) of the definition therein, any Cash Management Agreement specified in writing by the Borrower to the Term Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank; provided that solely with respect to any Hedge Bank under clause (b)(iii) of the definition therein, any Hedge Agreement which is specified in writing by the Borrower to the Term Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding proviso, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean each Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the applicable Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, if executed, the First Lien Intercreditor Agreement, if executed, the Second Lien Intercreditor Agreement, if executed, the Closing Date Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Series” shall have the meaning provided in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment”shall mean, (x) with respect to Daily SOFR, 0.10% (10.0 basis points); and (y) with respect to Term SOFR, 0.10% (10.0 basis points) for an Interest Period of one-month’s duration, 0.15% (15.0 basis points) for an Interest Period of three-months’ duration, and 0.25% (25.0 basis points) for an Interest Period of six-months’ duration.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Sold Entity or Business” shall have the meaning provided in the definition of Consolidated EBITDA.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment”means, with respect to SONIA 0.0326%.

“Special Notice Currency” shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1(a), 8.2 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to secure the facilities under, and performance of, the Credit Documents), 8.3(c) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to secure the facilities under, and performance of, the Credit Documents), 8.5, 8.7, 8.17, 8.18, and in Sections 3.2(a) and (b) of the Security Agreement and Section 4(d) and (e) of the Pledge Agreement, except with respect to items referred to on Schedule 9.14 of this Agreement.

“Specified Time” shall mean (i) in relation to a Loan denominated in a Non-Quoted Currency, the local time in the place of settlement for such Non-Quoted Currency as may be determined by the Revolver Administrative Agent in accordance with normal banking procedures; and (ii) in relation to a Loan denominated in a LIBOR Quoted Currency, as of 11:00 a.m. London time.

“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), asset sale, incurrence or repayment of Indebtedness, Restricted Payment, New Project, Subsidiary designation, New Revolving Credit Commitment, New Term Loan, restructuring or cost saving initiative, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” shall mean Stone Point Capital LLC and its Affiliates but excluding portfolio companies of any of the foregoing.

“Sponsor Model” shall mean the Sponsor’s financial model, dated March 31, 2017, used in connection with the syndication of the Credit Facilities.

“Spot Rate” for any currency shall mean the rate determined by the applicable Administrative Agent or Letter of Credit Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that such Administrative Agent or Letter of Credit Issuer, as applicable, may obtain such spot rate from another financial institution designated by such Administrative Agent or Letter of Credit Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Letter of Credit Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which either Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject to Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR ~~Rate~~Term Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”,“GBP” and “£” mean the lawful currency of the United Kingdom.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a) .

“Successor Rate” shall have the meaning provided in Section 2.10(a).

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $25,000,000. The Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Revolving Credit Maturity Date.

“TARGET Day” shall mean any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system ~~(or~~, ~~if such payment system ceases to be operative, such other payment system reasonably determined by the applicable Administrative Agent to be a suitable replacement) for the settlement of payments in Euro~~ whichutilizes a single shared platform and which was launched on November 19, 2007.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreements, if any, entered into or to be entered into among the Borrower, an IPO Shell Company and certain existing, former or future direct or indirect owners of membership interests in the Borrower providing for certain payments to such owners relating to tax benefits realized by such IPO Shell Company, in each case, in form and substance reasonably satisfactory to the Term Administrative Agent.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Administrative Agent” shall have the meaning provided in the preamble hereto; provided that following the discharge of the obligations with respect to the Term Loans, “Term Administrative Agent” shall mean “Revolver Administrative Agent”.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Tranche B-1 Term Loan Commitment, Tranche B-2 Term Loan Commitment, Tranche B-3 Term Loan Commitment, Tranche B-4 Term Loan Commitment and/or Delayed Draw Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series, Extended Term Loan Commitment with respect to any Series and Replacement Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (g)(i).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, Tranche B-4 Term Loans (including, for the avoidance of doubt, any Delayed Draw Term Loans), any New Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.

“Term SOFR”shall mean, (a) for any Interest Period with respect to a Term SOFR Revolving Credit Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto and (b) for any calculation with respect to an ABR Loan on any date, the Term SOFR Screen Rate for a tenor of one month two U.S. Government Securities Business Days prior to the commencement of such day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Revolving Credit Loan” shall mean each Revolving Credit Loan bearing interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Revolver Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Term Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Term Loan Commitment at such date, (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Term Loans at such date and (iii) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).

“Total Debt” shall mean with respect to any Person, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.

“Total First Lien Debt” shall mean Total Debt as of such date secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries on a pari passu basis with the Liens securing the Credit Facilities.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Leverage Ratio” shall mean with respect to any Person, as of any date of determination, the ratio of (i) Total Debt of such Person as of such date of determination minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Secured Debt” shall mean Total Debt as of such date secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries.

“Total Secured Leverage Ratio” shall mean, as of any date of determination with respect to any Person, the ratio of (i) Total Secured Debt of such Person as of such date of determination minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis and subject to the application, if applicable, of any Cure Amount as set forth in Section 11.14.

“Total Term Loan Commitment” shall mean the sum of (i) the Tranche B-3 Term Loan Commitments, (ii) the Tranche B-4 Term Loan Commitments, (iii) the Delayed Draw Term Loan Commitments and (iv) the New Term Loan Commitments, Replacement Term Loan Commitments and Extended Term Loan Commitments, if applicable, of all the Lenders.

“Tranche B-1 Term Loan Commitments” has the meaning assigned to such term in Amendment No. 1.

“Tranche B-1 Term Loan Lender” shall mean a Lender with a Tranche B-1 Term Loan Commitment or an outstanding Tranche B-1 Term Loan.

“Tranche B-1 Term Loans” means (a) prior to the Amendment No. 3 Effective Date, the Tranche B-1 Term Loans made to the Borrower on the Amendment No. 1 Effective Date and (b) from and after the Amendment No. 3 Effective Date, collectively, (i) the Tranche B-1 Term Loans referred to in the foregoing clause (a) and (ii) the Amendment No. 3 Incremental Term Loans.

“Tranche B-2 Term Loan Commitments” has the meaning assigned to such term in Amendment No. 4.

“Tranche B-2 Term Loan Maturity Date” shall mean July 3, 2024 or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B-2 Term Loans” means (a) prior to the Amendment No. 5 Effective Date, the Tranche B-2 Term Loans made to the Borrower on the Amendment No. 4 Effective Date and (b) from and after the Amendment No. 5 Effective Date, collectively, (i) the Tranche B-2 Term Loans referred to in the foregoing clause (a) and (ii) the Amendment No. 5 Incremental Term Loans.

“Tranche B-3 Term Loan Commitments” has the meaning assigned to such term in Amendment No. 6.

“Tranche B-3 Term Loan Lender” shall mean a Lender with a Tranche B-3 Term Loan Commitment or an outstanding Tranche B-3 Term Loan.

“Tranche B-3 Term Loan Maturity Date” shall mean July 3, 2024 or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B-3 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(x).

“Tranche B-3 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(x).

“Tranche B-3 Term Loans” means (a) prior to the Amendment No. 7 Effective Date, the Tranche B-3 Term Loans made to the Borrower on the Amendment No. 6 Effective Date and (b) from and after the Amendment No. 7 Effective Date, collectively, (i) the Tranche B-3 Term Loans referred to in the foregoing clause (a) and (ii) the Amendment No. 7 Incremental Term Loans.

“Tranche B-4 Term Loan Commitments” has the meaning assigned to such term in Amendment No. 8.

“Tranche B-4 Term Loan Lender” shall mean a Lender with a Tranche B-4 Term Loan Commitment or an outstanding Tranche B-4 Term Loan.

“Tranche B-4 Term Loan Maturity Date” shall mean July 1, 2028 or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B-4 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(y).

“Tranche B-4 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(y).

“Tranche B-4 Term Loans” means, collectively, (a) the term loans funded on the Amendment No. 8 Effective Date and (b) to the extent funded, any Delayed Draw Term Loans.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrower, or any of its Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Second Lien Credit Agreement, the Acquisition, the Equity Investments, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including (x) in connection with the Acquisition Agreement and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses) and (y) any restructuring or rollover of Equity Interests in connection with Acquisition).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) would result in an upsizing of the Credit Facilities.

“Type” shall mean (x) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan, and (y) as to any Revolving Credit Loan, its nature as an ABR Loan, a Term SOFR Revolving Credit Loan, a Daily SOFR Revolving Credit Loan, an Alternative Currency Daily Rate Revolving Credit Loan or an Alternative Currency Term Rate Revolving Credit Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Undisclosed Administration” shall mean in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:

(a)            such designation complies with Section 10.5;

(b)           each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary, and

(c)            immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.

The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.

Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Term Administrative Agent by promptly delivering to the Term Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wealth Advisor” shall mean an advisor or advisor team that expands the existing business of the Borrower and its Subsidiaries or enables the Borrower and its Subsidiaries to offer new services.

“Wealth Advisor EBITDA” shall mean, for any period, an amount equal to (i) the amount of reasonably identifiable and factually supportable Consolidated EBITDA (determined using such definition as if references to the Borrower and its Restricted Subsidiaries therein were references to such Wealth Advisor) that is projected in good faith (and in the ordinary course of business) by the Borrower to be generated within 24 months following any Wealth Advisor Recruitment by any applicable Wealth Advisor during such period on a pro forma basis, it being understood that it may be assumed, for purposes of projecting such pro forma Wealth Advisor EBITDA that the applicable amount of Wealth Advisor EBITDA will be realizable during the entirety of such period, minus (ii) actual Net Income generated by such Wealth Advisor during such period, plus (iii) any Contractual Compensation agreed to be paid to the Wealth Advisor(s) who are the subject of such Wealth Advisor Recruitment.

“Wealth Advisor Recruitment” shall mean the hiring of one or more Wealth Advisors by the Borrower or any of its Subsidiaries (other than through an acquisition).

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, either Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.          Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)           The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)             All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

1.3.           Accounting Terms.

(a)            Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a consistent manner.

(b)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, the Total Secured Leverage Ratio and the First Lien Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)            Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such combination shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

1.4.           Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5.           References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.

1.6.           Exchange Rates; Currency Equivalents.

(a)            Notwithstanding the foregoing, for purposes of any determination under Section 9 Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or after such Asset Sale or Restricted Payment is made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Total Debt, Total Secured Debt or Total First Lien Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Revolving Credit Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Revolving Administrative Agent or applicable L/C Participant, as the case may be.

1.7.           Rates. No Administrative Agent warrants, or accepts responsibility, nor shall either Administrative Agent have any liability with respect to the administration, submission, or any other matter related to ~~the rates in the definition of LIBOR Rate~~any reference rate referred to herein or with respect to any ~~comparable~~rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate ~~thereto~~(including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.

1.8.           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9.           Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10.         Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11.         Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Section 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, then such transaction (or portion thereof) at any time shall be allocated or reallocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.

1.12.         Pro Forma and Other Calculations.

(a)            For purposes of calculating the First Lien Leverage Ratio, the Total Secured Leverage Ratio, the Total Leverage Ratio and the amount of any basket based on Consolidated EBITDA or Consolidated Total Assets, the effects of any Specified Transactions that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Specified Transactions that would have required adjustment pursuant to this Section 1.12, then the First Lien Leverage Ratio, the Total Secured Leverage Ratio and the Total Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transactions had occurred at the beginning of the Test Period.

(b)            Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, merger, amalgamation, consolidation or disposed operation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such cost savings, operating expense reductions and synergies are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)             determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio or the First Lien Leverage Ratio;

(ii)             determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or

(iii)           testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, the date of determination of whether any such action shall be permitted hereunder shall be at the election of the Borrower (the Borrower’s election in connection with any Limited Condition Transaction, an “LCT Election”) either the date the definitive agreements for such Limited Condition Transaction are entered into or the date a binding letter of intent for such Limited Condition Transaction is entered into (or, if so elected by the Borrower, the date on which notice with respect to such Limited Condition Transaction is given) (either, as applicable, the “LCT Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with, provided that in the case of an LCT Election with respect to a binding letter of intent, in the event that the relevant Limited Condition Transaction is not consummated on the terms contemplated by the relevant binding letter of intent, or such irrevocable notice is rescinded, as applicable, appropriate adjustment for the terms of the actual consummation (or non-consummation) of such Limited Condition Transaction shall be given Pro Forma Effect in future periods. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, consolidations or amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or letter of intent for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c)            Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(d)            Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination. Any determination of Consolidated EBITDA shall be made by reference to the Test Period most recently ended on or prior to the relevant date of determination.

(e)            Except as otherwise specifically provided herein, all computations of Excess Cash Flow, Consolidated Total Assets, Available Amount, the Total Secured Leverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis.

(f)            All leases of any Person that are or would have been characterized as operating leases in accordance with GAAP if such leases were in effect as of the date hereof (whether or not such leases were in effect on such date) shall be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases, to the extent that financial reporting shall not be affected hereby; provided, however, that, solely for the purposes of determining whether a lease constitutes Indebtedness for the purposes of Section 10.1, any obligations relating to a lease that was accounted for by the Borrower and/or its Subsidiaries as an operating lease as of the Closing Date and any similar lease assumed or entered into after the Closing Date shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes thereunder.

Section 2.               Amount and Terms of Credit.

2.1.           Commitments.

(a)            Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $795,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Term Loans or LIBOR Term Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments.

(b)           Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower denominated in Dollars or any Alternative Currency as elected by the Borrower pursuant to Section 2.2 from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate Dollar Equivalent principal amount that shall not, after giving effect thereto and to the application of the proceeds thereof, result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments. Any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, (1) if denominated in Dollars, ABR Revolving Credit Loans ~~(in the case of~~or Term SOFR Revolving Credit Loans or (2) if denominated in any Alternative Currency, at the applicable Relevant Rate for Alternative Currency Revolving Credit Loans ~~denominated in Dollars only) or LIBOR Revolving Credit Loans~~; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class and (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Multicurrency Exposure at such time exceeding the Multicurrency Sublimit then in effect.

(c)            Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment at such time and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Revolver Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1. The Swingline Lender may, but shall have no obligation to, make any Swingline Loan if a default of any Revolving Credit Lender’s obligations to fund under Section 2.1(d) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(d)            On any Business Day occurring prior to the latest expiration date of the Revolving Commitments, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars (each such Borrowing, a “Mandatory Borrowing”) by each Revolving Credit Lender pro rata based on each Revolving Credit Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing such participation from and after such date of purchase.

(e)            If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower, without the consent of any other Person.

(f)             Subject to the terms and conditions set forth herein and in Amendment No. 1, each Tranche B-1 Term Loan Lender with a Tranche B-1 Term Loan Commitment severally agrees to make (or exchange, as applicable) on the Amendment No. 1 Effective Date, a Tranche B-1 Term Loan to the Borrower denominated in Dollars in an amount equal to such Tranche B-1 Term Loan Lender’s Tranche B-1 Term Loan Commitment. The Borrower may make only one borrowing under the Tranche B-1 Term Loan Commitments, which shall be on the Amendment No. 1 Effective Date. Amounts borrowed under this Section 2.1(f) and repaid or prepaid may not be reborrowed. Tranche B-1 Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(g)            Upon the funding of the Amendment No. 3 Incremental Term Loans on the Amendment No. 3 Effective Date, the Amendment No. 3 Incremental Term Loans shall automatically and without further action by any Person constitute additional Tranche B-1 Term Loans (and shall have the same terms as the Tranche B-1 Term Loans (as modified by Amendment No. 3)) for all purposes of this Agreement and the other Credit Documents.

(h)            Subject to the terms and conditions set forth herein and in Amendment No. 4, each Tranche B-2 Term Loan Lender with a Tranche B-2 Term Loan Commitment severally agrees to make (or exchange, as applicable) on the Amendment No. 4 Effective Date (and subject to the occurrence thereof), a Tranche B-2 Term Loan to the Borrower denominated in Dollars in an amount equal to such Tranche B-2 Term Loan Lender’s Tranche B-2 Term Loan Commitment. The Borrower may make only one borrowing under the Tranche B-2 Term Loan Commitments, which shall be on the Amendment No. 4 Effective Date. Amounts borrowed under this Section 2.1(h) and repaid or prepaid may not be reborrowed. Tranche B-2 Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(i)             Upon the funding of the Amendment No. 5 Incremental Term Loans on the Amendment No. 5 Effective Date, the Amendment No. 5 Incremental Term Loans shall automatically and without further action by any Person constitute additional Tranche B-2 Term Loans (and shall have the same terms as the Tranche B-2 Term Loans (as modified by Amendment No. 5)) for all purposes of this Agreement and the other Credit Documents.

(j)             Subject to the terms and conditions set forth herein and in Amendment No. 6, each Tranche B-3 Term Loan Lender with a Tranche B-3 Term Loan Commitment severally agrees to make (or exchange, as applicable) on the Amendment No. 6 Effective Date, a Tranche B-3 Term Loan to the Borrower denominated in Dollars in an amount equal to such Tranche B-3 Term Loan Lender’s Tranche B-3 Term Loan Commitment. The Borrower may make only one borrowing under the Tranche B-3 Term Loan Commitments, which shall be on the Amendment No. 6 Effective Date. Amounts borrowed under this Section 2.1(j) and repaid or prepaid may not be reborrowed. Tranche B-3 Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(k)            Upon the funding of the Amendment No. 7 Incremental Term Loans on the Amendment No. 7 Effective Date, the Amendment No. 7 Incremental Term Loans shall automatically and without further action by any Person constitute additional Tranche B-3 Term Loans (and shall have the same terms as the Tranche B-3 Term Loans (as modified by Amendment No. 7)) for all purposes of this Agreement and the other Credit Documents.

(1)            Subject to the terms and conditions set forth herein and in Amendment No. 8, each Tranche B-4 Term Loan Lender with a Tranche B-4 Term Loan Commitment severally agrees to make (or exchange, as applicable) on the Amendment No. 8 Effective Date, a Tranche B-4 Term Loan to the Borrower denominated in Dollars in an amount equal to such Tranche B-4 Term Loan Lender’s Tranche B-4 Term Loan Commitment. The Borrower may make only one borrowing under the Tranche B-4 Term Loan Commitments (other than, for the avoidance of doubt, a borrowing of Delayed Draw Term Loans), which shall be on the Amendment No. 8 Effective Date. Amounts borrowed under this Section 2.1(1) and repaid or prepaid may not be reborrowed. Tranche B-4 Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(m)           Subject to the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7 hereof), each Term Loan Lender with a Delayed Draw Term Loan Commitment severally agrees to make from time to time from and after the Amendment No. 8 Effective Date through, but excluding, the Delayed Draw Commitment Termination Date, Delayed Draw Term Loans in an aggregate principal amount equal to its Delayed Draw Term Loan Commitment. It is the understanding, agreement and intention of the parties hereto that each borrowing of Delayed Draw Term Loans, once funded, shall be part of the same tranche, Type and Class of Term Loans as the Tranche B-4 Term Loans made on the Amendment No. 8 Effective Date and shall constitute Tranche B-4 Term Loans, resulting in a single tranche of fungible Tranche B-4 Term Loans for all purposes under this Agreement and each of the other Credit Documents.

2.2.           Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

(a)            The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight Borrowings of LIBOR Term Loans.

(b)            The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof and Swingline Loans shall be in a minimum amount of $250,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(e) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than (x) ten Borrowings of ~~LIBOR~~Term SOFR Revolving Credit Loans and (y) ten Borrowings of Alternative Currency Term Rate Revolving Credit Loans.

2.3.           Notice of Borrowing.

(a)            The Borrower shall give the Term Administrative Agent at the Term Administrative Agent’s Office prior to 9:00 a.m. (New York City time) on the Closing Date written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be LIBOR Term Loans or ABR Loans. Such Notice of Borrowing shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Borrowing of ABR Loans. If no Interest Period with respect to any Borrowing of LIBOR Term Loans is specified in any such notice, then (other than as expressly set forth in Section 2.9(e) below with respect to the Delayed Draw Term Loans) the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Term Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)           The Borrower shall give the Term Administrative Agent at the Term Administrative Agent’s Office (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior notice of each Borrowing of LIBOR Term Loans and (ii) prior to 12:00 p.m. (New York City time) on the date of such Borrowing prior notice of each Borrowing of ABR Term Loans. Such Notice of Borrowing shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Borrowing of ABR Loans. If no Interest Period with respect to any Borrowing of LIBOR Term Loans is specified in any such notice, then (other than as expressly set forth in Section 2.9(e) below with respect to the Delayed Draw Term Loans) the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Term Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(c)            Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), the Borrower shall give the Revolver Administrative Agent at the Revolver Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior notice of each Borrowing of ~~LIBOR~~Term SOFR Revolving Credit Loans, (ii) prior to 12:00 noon (New York City time) at least four Business Days’ (or five (5) Business Days’ in the case of a Special Notice Currency) prior notice of each Borrowing of ~~LIBOR~~Alternative Currency Daily Rate Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans denominated in an Alternative Currency and (iii) prior to 12:00 p.m. (New York City time) on the date of such Borrowing prior notice of each Borrowing of ABR Revolving Credit Loans. Each such notice, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) ~~and~~, (C) (i) in the case of Revolving Credit Loans denominated in Dollars, whether the respective Borrowing shall consist of ABR Revolving Credit Loans ~~(in the case of~~or Term SOFR Revolving Credit Loans and (ii) in the case of Revolving Credit Loans denominated in ~~Dollars) or LIBOR~~an Alternative Currency, (x) whether the respective Borrowing shall consist of Alternative Currency Daily Rate Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans and~~, if LIBOR Revolving Credit Loans,~~ (y) the currency of such ~~LIBOR Revolving Credit Loans and~~Alternative Currency Loan and (D) for any Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Revolver Administrative Agent shall promptly give each Revolving Credit Lender notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, and of the other matters covered by the related Notice of Borrowing. Notices under this Section may be given by: (A) telephone or (B) a Notice of Borrowing.

(d)            Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender notice with a copy to the Revolver Administrative Agent of each Borrowing of Swingline Loans prior to 1:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (y) the date of Borrowing (which shall be a Business Day). Notices under this Section may be given by: (A) telephone or (B) a Notice of Borrowing.

(e)            Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(f)            Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(g)            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the applicable Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the applicable Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4.            Disbursement of Funds.

(a)            No later than 2:00 p.m. (New York City time) (and, with respect to Borrowings in a currency other than Dollars, no later than local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent (New York City time)) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the applicable Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time).

(b)            Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the applicable Administrative Agent at the applicable Administrative Agent’s Office and the applicable Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the applicable Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the applicable Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to such Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent on such date of Borrowing, and the applicable Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the applicable Administrative Agent by such Lender and such Administrative Agent has made available such amount to the Borrower, such Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the applicable Administrative Agent’s demand therefor such Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to such Administrative Agent in the applicable currency. The applicable Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by such Administrative Agent to the Borrower to the date such corresponding amount is recovered by such Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)            Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.            Repayment of Loans; Evidence of Debt.

(a)            The Borrower shall repay to the Term Administrative Agent, for the benefit of the Tranche B-3 Term Loan Lenders, on the Tranche B-3 Term Loan Maturity Date, the then-outstanding Tranche B-3 Term Loans. The Borrower shall repay to the Term Administrative Agent, for the benefit of the Tranche B-4 Term Loan Lenders, on the Tranche B-4 Term Loan Maturity Date, the then-outstanding Tranche B-4 Term Loans. The Borrower shall repay to the Revolver Administrative Agent, for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then-outstanding Revolving Credit Loans made to the Borrower in the currency in which such Revolving Credit Loans are denominated. The Borrower shall repay to the Swingline Lender, on the Swingline Maturity Date, the then-outstanding Swingline Loans made to the Borrower in Dollars.

(b)            (x) The Borrower shall repay to the Term Administrative Agent, for the benefit of the Tranche B-3 Term Loan Lenders, (i) on the last Business Day of each of March, June, September and December, commencing with the fiscal quarter ending on December 31, 2017 (each such date, a “Tranche B-3 Term Loan Repayment Date”), a principal amount of Tranche B-3 Term Loans equal to $4,173,389; and (ii) on the Tranche B-3 Term Loan Maturity Date, any remaining outstanding amount of Tranche B-3 Term Loans (the repayment amounts in clauses (x)(i) and (x)(ii) above, each, a “Tranche B-3 Term Loan Repayment Amount”) and (y) the Borrower shall repay to the Term Administrative Agent, for the benefit of the Tranche B-4 Term Loan Lenders, (i) on the last Business Day of each of March, June, September and December, commencing with the fiscal quarter ending on September 30, 2021 (each such date, a “Tranche B-4 Term Loan Repayment Date”), a principal amount of Tranche B-4 Term Loans equal to $1,625,000; provided that, upon any funding of Delayed Draw Term Loans, the foregoing quarterly installments shall be increased by an amount equal to a percentage of the principal amount of such funded Delayed Draw Term Loans that the Term Administrative Agent reasonably determines is necessary to result in such funded Delayed Draw Term Loans being fungible with the other Tranche B-4 Term Loans that are then outstanding and (ii) on the Tranche B-4 Term Loan Maturity Date, any remaining outstanding amount of Tranche B-4 Term Loans (the repayment amounts in clauses (y)(i) and (y)(ii) above, each, a “Tranche B-4 Term Loan Repayment Amount”).

(c)            In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment. In the event that any New Revolving Credit Loans are made, such New Revolving Credit Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Revolving Credit Loans are made, such Extended Revolving Credit Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Extension Amendment.

(d)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)            Each Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, Tranche B-1 Term Loan, Tranche B-2 Term Loan, Tranche B-3 Term Loan, Tranche B-4 Term Loan, New Term Loan, Extended Term Loan, Revolving Credit Loan, New Revolving Credit Loan, Extended Revolving Credit Loan or Swingline Loan, the Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by each Administrative Agent (as applicable) hereunder from the Borrower and each Lender’s share thereof.

(f)            The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that, in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or either Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g)            The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense a promissory note, substantially in the form of Exhibit G, evidencing the Initial Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, Tranche B-4 Term Loans, New Term Loans, Revolving Loans and Swingline Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6.            Conversions and Continuations.

(a)            Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $2,500,000 (or the Dollar Equivalent thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans as LIBOR Term Loans, Term SOFR Revolving Credit Loans as Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans as Alternative Currency Term Rate Revolving Credit Loans, as applicable, for an additional Interest Period; provided that (i) no partial conversion of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans shall reduce the outstanding principal amount of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, as applicable, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans if an Event of Default is in existence on the date of the conversion and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans may not be continued as LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, as applicable, for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the applicable Administrative Agent prior notice at the applicable Administrative Agent’s Office prior to (i) 1:00 p.m. (New York City time) at least three Business Days prior, in the case of a continuation of or conversion to LIBOR ~~Loans~~ Term Loans or Term SOFR Revolving Credit Loans, as applicable, denominated in Dollars (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), (ii) 1:00 p.m. (New York City time) at least four Business Days’ (or five (5) Business Days’ in the case of a Special Notice Currency) in the case of a continuation of or conversion to LIBOR Term Loans denominated in Alternative Currencies or Alternative Currency Term Rate Revolving Credit Loans or (iii) 10:00 a.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K (or such other form reasonably acceptable to the applicable Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Administrative Agent)) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Term Loan, as a Term SOFR Revolving Credit Loan or as a Alternative Currency Term Rate Revolving Credit Loan,the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The applicable Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)            If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Term Loans or Term SOFR Revolving Credit Loans denominated in Dollars and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, as applicable, shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Term Loans (other than LIBOR Term Loans denominated in Alternative Currencies) or Term SOFR Revolving Credit Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Term Loans or Term SOFR Revolving Credit Loans, as applicable, into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of LIBOR Term Loans denominated in Alternative Currencies or Alternative Currency Term Rate Revolving Credit Loans, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Term Loans or Alternative Currency Term Rate Revolving Credit Loans, as applicable, with an Interest Period of one month.

(c)            No Loan may be converted into or continued as a Loan denominated in a different currency.

2.7.            Pro Rata Borrowings. Each Borrowing of Tranche B-3 Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Tranche B-3 Term Loan Commitments. Each Borrowing of Tranche B-4 Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Tranche B-4 Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then applicable Revolving Credit Commitment Percentages. Each Borrowing of New Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then applicable New Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.            Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)            (i)  The unpaid principal amount of each LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Term Loans, Term SOFR Revolving Credit Loans, Daily SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, as applicable, plus the relevant Adjusted LIBOR Rate, Term SOFR or the relevant Alternative Currency Term Rate, as applicable, and (ii) each Alternative Currency Daily Rate Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ~~LIBOR~~Alternative Currency Daily Rate Revolving Credit Loans plus the relevant ~~Adjusted LIBOR~~Alternative Currency Daily Rate.

(c)            If an Event of Default has occurred and is continuing, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Term Loan, Term SOFR Revolving Credit Loan and Alternative Currency Term Rate Revolving Credit Loans, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Daily SOFR Revolving Credit Loan or Alternative Currency Daily Rate Revolving Loan, on the applicable Interest Payment Date, and (~~iii~~iv) in respect of each Loan, (A) on any prepayment in respect of LIBOR Term Loans, Term SOFR Revolving Credit Loans and Alternative Currency Term Rate Revolving Credit Loans, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)            All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The applicable Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)      With respect to SOFR, Term SOFR, or any Relevant Rate, the Revolver Administrative Agent will have the right in consultation with the Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Revolver Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.9.      Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans in accordance with Section 2.6(a), the Borrower shall give the applicable Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be, (x) for LIBOR Term Loans, a one, two, three or six month period (or if approved by all the Lenders making such LIBOR Term Loans as determined by such Lenders in good faith based on prevailing market conditions, a 12-month or shorter period), and (y) for Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans, one, three or six month period.

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period relating to a Borrowing of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loan begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(d)            the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan if such Interest Period would extend beyond the Maturity Date of such Loan; and

(e)            in the case of any Delayed Draw Term Loan, the initial Interest Period applicable thereto shall begin on the funding date of such Delayed Draw Term Loan and end on the last day of the Interest Period applicable to the then-outstanding Tranche B-4 Term Loans (and, if there are multiple Interest Periods applicable to the then-outstanding Tranche B-4 Term Loans on such funding date, then such Delayed Draw Term Loans shall have multiple Interest Periods ending on the same days as such Interest Periods and with respect to amounts proportionate to the then-outstanding Tranche B-4 Term Loans applicable to such Interest Periods).

2.10. Increased Costs, Illegality, Etc.

(a)            (i) In the event that (x) in the case of clause (~~i~~1) below, the Term Administrative Agent (with respect to Term Loans) or the Revolver Administrative Agent (with respect to Revolving Credit Commitments) and (y) in the case of clauses (~~ii~~2 )and (~~iii~~3) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(1)             ~~(i)~~ on any date for determining the Adjusted LIBOR Rate, Term SOFR, any Alternative Currency Daily Rate or any Alternative Currency Term Rate for any Interest Period that (~~x~~w) deposits in the principal amounts and currencies of the Term Loans comprising such LIBOR Borrowing or Revolving Credit Loans comprising such Term SOFR Borrowing or any Alternative Currency Revolving Credit Borrowing, as applicable, are not generally available in the relevant market ~~or~~, (~~y~~x) by reason of any changes arising on or after the Closing Date affecting the applicable ~~London or other~~ interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate~~; or~~ or any Alternative Currency Term Rate, as applicable, (y) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Revolving Credit Loan or an Alternative Currency Revolving Credit Loan or in connection with an existing or proposed Base Rate Revolving Credit Loan, or (z) the Revolving Administrative Agent or the Required Revolving Credit Lenders determine that for any reason that the Relevant Rate with respect to a proposed Revolving Credit Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Revolving Credit Lenders of funding such Loan, the Revolving Administrative Agent will promptly so notify the Borrower and each Revolving Credit Lender; provided, that (1) the Revolving Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.10(a)(i)(2) and the circumstances under clause (1) of Section 2.10(a)(i)(3) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable),

(2)            ~~(ii)~~ at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) because of any Change in Law; or

(3)            ~~(iii)~~ at any time, that the making or continuance of any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loans has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market or any applicable interbank market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the applicable Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to such Administrative Agent of such determination (which notice the applicable Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans, Term SOFR Revolving Credit Loans and Alternative Currency Revolving Credit Loans shall no longer be available until such time as the applicable Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by such Administrative Agent no longer exist (which notice such Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Term Loans, Term SOFR Revolving Credit Loans and Alternative Currency Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b)  promptly and, in any event, within the time period required by law.

(ii)      Notwithstanding the foregoing, if the ~~applieable~~Term Administrative Agent has made the determination described in Section 2.10(a)(i)(1)(~~x~~w), ~~such~~the Term Administrative Agent, in consultation with the Borrower and the ~~affected~~Term Loan Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the ~~applicable~~ Term Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) ~~such~~the Term Administrative Agent or the affected Term Loan Lenders notify ~~such~~the Term Loan Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Term Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the applicable Administrative Agent and the Borrower written notice thereof.

(iii)      Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Revolving Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Revolving Credit Lenders notify the Revolving Administrative Agent (with,in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Revolving Credit Lenders (as applicable) have determined, that:

(1)	adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(2)	the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Revolving Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(3)	syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;

or if the events or circumstances of the type described in Section 2.10(a)(iii)(1), (2) or (3) have occurred with respect to the Successor Rate then in effect, then, the Revolving Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.10 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Revolving Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Revolving Administrative Agent shall have posted such proposed amendment to all Revolving Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Revolving Credit Lenders have delivered to the Revolving Administrative Agent written notice that such Required Revolving Credit Lenders object to such amendment.

Notwithstanding the foregoing paragraph, it is understood that, to the extent the Revolving Administrative Agent has determined that Section 2.10(a)(iii)(1) or (2) is applicable with respect to Term SOFR and Daily SOFR is available, the Successor Rate for Term SOFR will be Daily SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

The Revolving Administrative Agent will promptly (in one or more notices) notify the Borrower and each Revolving Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Revolving Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Revolving Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Revolving Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Revolving Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Revolving Lenders reasonably promptly after such amendment becomes effective.

(b)       At any time that any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan is affected by the circumstances described in Section 2.10(a)(~~ii~~i)(2) or (~~iii~~3), the Borrower may (and in the case of a LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan affected pursuant to Section 2.10(a)(~~iii~~i)(3) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan has been submitted pursuant to Section 2.3 but the affected LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan, as applicable, has not been funded or continued, cancel such requested Borrowing by giving the applicable Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(~~ii~~i)(2) or (~~iii~~3) or (y) if the affected LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan, as applicable, is then outstanding, upon at least three Business Days’ notice to such Administrative Agent, require the affected Lender to convert each such LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan, as applicable, into an ABR Loan; provided that if more than one Lender is affected at any time,then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)            If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the applicable Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)            If the applicable Administrative Agent shall have received notice from the Required Term Loan Lenders or the Required Revolving Credit Lenders, as applicable, that the Adjusted LIBOR Rate, Term SOFR Rate or any Relevant Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans, as applicable, during such Interest Period, such Administrative Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Revolving Credit Loan requested to be made on the first day of such Interest Period shall be made as an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans shall be continued as an ABR Loan and (iii) any outstanding LIBOR Term Loans or Term SOFR Revolving Credit Loan shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the applicable Administrative Agent, no further LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans.

2.11. Compensation. If (a) any payment of principal of any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan, as applicable, as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan is not continued as a LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan, as applicable, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the applicable Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Term Loan, Term SOFR Revolving Credit Loan or Alternative Currency Term Rate Revolving Credit Loan, as applicable. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of this Agreement.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(~~ii~~i)(2), 2.10(a)(~~iii~~i)(3), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a)            The Borrower may, by written notice to each Administrative Agent, elect to request the establishment of one or more (1) additional tranches of term loans or increases in Term Loans of any Class (the commitments thereto, the “New Term Loan Commitments”) and/or (2) additional revolving credit and/or letter of credit facilities or increases in Revolving Credit Commitments, Letter of Credit Commitments or Extended Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”) by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the applicable Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). In connection with the incurrence of any New Loan Commitments under this Section 2.14, at the request of the applicable Administrative Agent, the Borrower shall provide to the applicable Administrative Agent a certificate certifying that the New Loan Commitments do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor and classify such Indebtedness as being incurred under clause (a) or clause (b) of the definition of “Maximum Incremental Facilities Amount”. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with any Limited Condition Transaction, any other acquisition or investment (including any Permitted Acquisition or Investment) or repayments of Indebtedness that requires an irrevocable payment or redemption notice, no Event of Default under Section 11.1 or Section 11.5) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, and subject to Section 1.12, (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the applicable Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iii) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any New Term Loans made on an Increased Amount Date shall, at the election of the Borrower and agreed to by Lenders providing such New Term Loan Commitments, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement.

(b)            On any Increased Amount Date on which New Revolving Credit Commitments increasing Revolving Credit Commitments or Extended Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Commitments of the applicable Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Commitments of such Class, at the principal amount thereof and in the applicable currency(ies), such interests in the Loans outstanding under such Class of Commitments on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans of such Class will be held by existing Lenders of such Class and New Revolving Loan Lenders ratably in accordance with their Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Commitments of such Class, (b) each such New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable, and each Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Loan of the applicable Class, (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto and (d) the terms of such New Revolving Credit Commitments (other than upfront fees) shall be identical to the existing Class; provided that the fees and Applicable Margin applicable to the existing Class of Commitments may be increased at the option of the Borrower in connection with the establishment of such New Revolving Credit Commitments.

(c)            On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)            The terms and provisions of the New Term Loans, New Term Loan Commitments and New Revolving Credit Commitments (other than New Revolving Credit Commitments of the type described in Section 2.14(b)) of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower; provided that (i) (x) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Tranche B-4 Term Loan Maturity Date and (y) the applicable New Revolving Credit Maturity Date of each Series shall be no earlier than the Revolving Credit Maturity Date; (ii) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the then existing Tranche B-4 Term Loans; (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the Lenders thereunder; provided that clauses (i) and (ii) shall not apply to up to $75,000,000 of New Term Loans or Permitted Other Indebtedness as elected by the Borrower; provided, further, that, with respect to any New Term Loan incurred pursuant to clause (a)(i) of the definition of Maximum Incremental Facilities Amount that matures earlier than one year after the Tranche B-3 Term Loan Maturity Date or the Tranche B-4 Term Loan Maturity Date, as applicable, if the Effective Yield for LIBOR Term Loans or ABR Loans in respect of such New Term Loans exceeds the Effective Yield for LIBOR Term Loans or ABR Loans in respect of the then existing Tranche B-3 Term Loans and/or existing Tranche B-3 Term Loans, as applicable, by more than 0.50%, the Applicable Margin for LIBOR Term Loans or ABR Loans in respect of the then existing Tranche B-3 Term Loans and/or Tranche B-4 Term Loans, as applicable, shall be adjusted so that the Effective Yield in respect of the then existing Tranche B-3 Term Loans and/or Tranche B-4 Term Loans, as applicable, is equal to the Effective Yield for LIBOR Term Loans or ABR Loans in respect of the New Term Loans minus 0.50%; and (iv) to the extent such terms and documentation are not consistent with the then existing Tranche B-3 Term Loans and Tranche B-4 Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above), they shall be reasonably satisfactory to the Term Administrative Agent (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Term Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Term Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Term Loan Maturity Date).

(e)            Any New Revolving Credit Commitments increasing Revolving Credit Commitments or Extended Revolving Credit Commitments of any Class shall be subject to the written consent of the Revolver Administrative Agent, each Letter of Credit Issuer, the Swingline Lender and the Borrower (such approval in each case not to be unreasonably withheld).

(f)            Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents (including amendments in order for the New Loan Commitments, New Revolving Credit Loans or New Term Loans provided pursuant to such Joinder Agreement to be fungible with the existing Commitments or Loans of such Class, as applicable) as may be necessary or appropriate, in the opinion of the Term Administrative Agent, to effect the provisions of this Section 2.14.

(g)      (i)      The Borrower may at any time, and from time to time, request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Term Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Tranche B-4 Term Loan Maturity Date (a “Permitted Other Provision”); provided that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in clause (iv) of this Section 2.14(g)), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Term Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the Tranche B-4 Term Loan Maturity Date. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii)            The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or any Extended Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”), be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Revolver Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”), except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Existing Revolving Credit Commitments shall be made on a pro rata basis with all other Existing Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Existing Revolving Credit Loans or Existing Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Unless otherwise specified in the applicable Revolving Credit Extension Request, any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(ii)            Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the applicable Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitments into Extended Revolving Credit Commitments, such Extended Revolving Credit Commitments shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Facility Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)            Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the applicable Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(iv)            Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date) and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)            The Administrative Agents and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

2.15.       Permitted Debt Exchanges

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Term Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Term Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Term Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Term Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16. Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders and Section 13.1.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by such Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by such Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the applicable Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent; fifth, if so determined by the applicable Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, any Letter of Credit Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, any Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)            With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)            Defaulting Lender Cure. If the Borrower, the Revolver Administrative Agent, the Swingline Lender and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Revolver Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Revolver Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.      Letters of Credit

3.1.            Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, Bank of America, N.A. agrees to continue under this Agreement for the account of the Borrower, the Existing Letters of Credit issued by it until the scheduled expiration or earlier termination thereof, and each other Letter of Credit Issuer agrees to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any such Letter of Credit Issuer’s Letter of Credit Commitment and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion. On the Closing Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Section 3 for the account of the Borrower, (ii) the Dollar Equivalent of the face amount of such Existing Letters of Credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower with respect to such Existing Letters of Credit shall constitute Obligations.

(b)            Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) no Letter of Credit in an Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (or such longer period of time as may be agreed by the applicable Letter of Credit Issuer) (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Revolver Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of a Letter of Credit to have a Letter of Credit issued in its favor; and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Revolver Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)            Upon at least two Business Days’ prior written notice to the Revolver Administrative Agent and the Letter of Credit Issuer (which notice the Revolver Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).

(d)            [Reserved].

(e)            The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)            the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii)            except as otherwise agreed by the applicable Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than the Dollar Equivalent of $50,000, in the case of a commercial Letter of Credit, or the Dollar Equivalent of $10,000, in the case of a standby Letter of Credit;

(iv)            such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v)            the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency;

(vi)            such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vii) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the applicable Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(f)            The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if any such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g)            The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) any such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h)            The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Revolver Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2.            Letter of Credit Requests.

(a)            Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Revolver Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three Business Days (or such other period as may be agreed upon by the Borrower, the Revolver Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)            In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in the relevant currency; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Revolver Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Revolver Administrative Agent may reasonably require.

(c)            Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Revolver Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d)           If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto Extension Letter of Credit”); provided that any such Auto Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Revolver Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Revolver Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Revolver Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first day of each month, the Letter of Credit Issuer shall provide the Revolver Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f)            The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.          Letter of Credit Participations.

(a)            Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Revolver Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)           In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)            In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Revolver Administrative Agent pursuant to Section 3.4(a), the Revolver Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Revolver Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Revolver Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)           Whenever the Revolver Administrative Agent receives a payment from the Borrower in respect of an unpaid reimbursement obligation as to which the Revolver Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Revolver Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)           The obligations of the L/C Participants to make payments to the Revolver Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)            If any payment received by the Revolver Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.4(a) is required to be returned under any of the circumstances described in Section 3.4(c) (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Lender shall pay to the Revolver Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Revolver Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4.          Agreement to Repay Letter of Credit Drawings.

(a)           The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit to the Revolver Administrative Agent in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. In the case of any reimbursement in Dollars of a drawing of a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the Revolver Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Revolver Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Revolver Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Revolver Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Revolver Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b)           The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)            the existence of any claim, set off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Revolver Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower (or a Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or a Restricted Subsidiary);

(v)           any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(vi)          any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)         honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)        any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or a Restricted Subsidiary) (other than the defense of payment or performance).

(c)           The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5.          Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or a Restricted Subsidiary))), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.6.          New or Successor Letter of Credit Issuer.

(a)           Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Revolver Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Revolver Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Revolver Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Revolver Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall include such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Revolver Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being backstopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding backstopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)           To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7.          Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8.          Cash Collateral.

(a)            Certain Credit Support Events. Upon the written request of the Revolver Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Revolver Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subject to the control of) the Revolver Administrative Agent, for the benefit of the Revolver Administrative Agent, the Letter of Credit Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Revolver Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Revolver Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Revolver Administrative Agent, pay or provide to the Revolver Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Revolver Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Revolver Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.

3.9.          Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10.        Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11.        Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary (other than the Borrower), the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the other Restricted Subsidiaries.

3.12.        Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

Section 4.               Fees

4.1.          Fees.

(a)           Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)           Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of the Dollar Equivalent face amount of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are ~~LIBOR Loans~~Term SOFR Revolving Credit Loans or Alternative Currency Revolving Credit Loans, as applicable, less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)           Without duplication, the Borrower agrees to pay to the Administrative Agents in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d)           Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the ~~last~~first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e)           Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)            For the period from the Amendment No. 8 Effective Date to the Delayed Draw Commitment Termination Date, Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender with a Delayed Draw Term Loan Commitment (other than any Defaulting Lender), an aggregate commitment fee (the “Delayed Draw Term Loan Commitment Fee”) equal to (i) from the Amendment No. 8 Effective Date to the date that is 30 days following the Amendment No. 8 Effective Date, 0%, (ii) from and including the date that is 31 days following the Amendment No. 8 Effective Date through and including the date that is 60 days following the Amendment No. 8 Effective Date, 50% of the Applicable Margin for Tranche B-4 Term Loans incurred as LIBOR Term Loans multiplied by the actual daily amount of the aggregate outstanding undrawn Delayed Draw Term Loan Commitments during such period and (iii) from and including the date that is 61 days following the Amendment No. 8 Effective Date and thereafter, 100% of the Applicable Margin for Tranche B-4 Term Loans incurred as LIBOR Term Loans multiplied by the actual daily amount of the aggregate outstanding undrawn Delayed Draw Term Loan Commitments during such period. The Delayed Draw Term Loan Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment No. 8 Effective Date and on the Delayed Draw Commitment Termination Date. The Delayed Draw Term Loan Commitment Fee shall be paid to the Term Administrative Agent at the Term Administrative Agent’s Office and upon receipt, the Term Administrative Agent shall promptly distribute to each Term Loan Lender with a Delayed Draw Term Loan Commitment, the Delayed Draw Term Loan Commitment Fee due in respect of such Term Loan Lender’s Delayed Draw Term Loan Commitment by distributing to such Term Loan Lender its pro rata share of such Delayed Draw Term Loan Commitment Fee.

(g)           Concurrently with each Borrowing of Delayed Draw Term Loans, the Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender that is funding a Delayed Draw Term Loan (other than any Defaulting Lender), an aggregate upfront fee (the “Delayed Draw Term Loan Upfront Fee”) equal to 0.75% of the aggregate principal amount of the Delayed Draw Term Loans then being borrowed; provided that each Term Loan Lender’s Delayed Draw Term Loan Upfront Fee may, at the election of the Borrower, be netted from the proceeds of such Term Loan Lender’s funding of the relevant Delayed Draw Term Loan Borrowing and any such Delayed Draw Term Loan Upfront Fees shall reduce on a dollar-for-dollar basis the Delayed Draw Term Loan Upfront Fee payable to the Administrative Agent. The Delayed Draw Term Loan Upfront Fee (to the extent not netted from the proceeds of the relevant Delayed Draw Term Loan Borrowing) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Term Loan Lender with a Delayed Draw Term Loan Commitment (other than any Term Loan Lender whose pro rata share of the Delayed Draw Term Loan Upfront Fee was netted from the proceeds of such Term Loan Lender’s funding of the Delayed Draw Term Loan Borrowing) the Delayed Draw Term Loan Upfront Fee due in respect of such Term Loan Lender’s Delayed Draw Term Loan Commitment by distributing to each such Term Loan Lender its pro rata share of such Delayed Draw Term Loan Upfront Fee.

(h)           Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2.          Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Revolver Administrative Agent at the Revolver Administrative Agent’s Office (which notice the Revolver Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2(a) shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3.          Mandatory Termination of Commitments.

(a)           The Initial Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

(b)           The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c)           The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(d)           The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

(e)           The Tranche B-1 Term Loan Commitments shall terminate immediately and without further action on the Amendment No. 1 Effective Date after giving effect to the funding of the Tranche B-1 Term Loans on such date.

(f)            The Tranche B-2 Term Loan Commitments shall terminate immediately and without further action on the Amendment No. 4 Effective Date after giving effect to the funding of the Tranche B-2 Term Loans on such date.

(g)           The Tranche B-3 Term Loan Commitments shall terminate immediately and without further action on the Amendment No. 6 Effective Date after giving effect to the funding of the Tranche B-3 Term Loans on such date.

(h)           The Tranche B-4 Term Loan Commitments shall terminate immediately and without further action on the Amendment No. 8 Effective Date after giving effect to the funding of the Tranche B-4 Term Loans on such date.

(i)            The Delayed Draw Term Loan Commitments of each Term Loan lender shall be automatically and permanently reduced concurrently with, and by the aggregate principal amount of, each funding of Delayed Draw Term Loans and shall, in any event, be automatically and permanently reduced to $0 on the Delayed Draw Commitment Termination Date.

Section 5.               Payments

5.1.          Voluntary Prepayments.

(a)           The Borrower shall have the right to prepay Term Loans, Revolving Loans and Swingline Loans, as applicable, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the applicable Administrative Agent at the applicable Administrative Agent’s Office written notice (or such other form of notice as may be agreed by the applicable Administrative Agent) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Term Loans or Term SOFR Revolving Credit Loans denominated in Dollars, three Business Days prior to, (ii) in the case of LIBOR Term Loans denominated in an Alternative Currency or Alternative Currency Revolving Credit Loans, four Business Days (or five Business Days, in the case of Special Notice Currencies) prior to, (iii) in the case of ABR Loans (other than Swingline Loans), on the same Business Day or (iv) in the case of Swingline Loans, on the date of such prepayment and shall promptly be transmitted by the applicable Administrative Agent to each of the Lenders or the Swingline Lender, as applicable; (2) each partial prepayment of (i) any Borrowing of (A) LIBOR ~~Loan~~ Term Loans denominated in Dollars, (B) Term SOFR Revolving Credit Loans or (C)(1) LIBOR Term Loans or (2) Alternative Currency Revolving Credit Loans, in each case denominated in ~~Dollars or~~ any Alternative Currency other than Euro, shall be in a minimum amount of the Dollar Equivalent of $2,500,000 and in multiples of the Dollar Equivalent of $500,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, (iii) any Loans denominated in Euro shall be in a minimum amount of €2,500,000 and in multiples of €500,000 in excess thereof and (iv) Swingline Loans shall be in a minimum amount of $100,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans; and (3) in the case of any prepayment of LIBOR Term Loans, Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loan pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the applicable Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Tranche B-3 Term Loan Repayment Amounts, Tranche B-4 Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

(b)           In the event that, on or prior to the six-month anniversary of the Amendment No. 8 Effective Date, the Borrower (i) makes any prepayment of Tranche B-4 Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Tranche B-4 Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Tranche B-4 Term Loans, the Borrower shall pay to the Term Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Tranche B-4 Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Tranche B-4 Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

5.2.          Mandatory Prepayments.

(a)           Term Loan Prepayments.

(i)            On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, that, other than in the case of a Debt Incurrence Prepayment Event, the percentage in this Section 5.2(a)(i) shall be reduced to 50% if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date is less than or equal to 4.50:1.00; provided further, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii)           Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with and including the fiscal year ending December 31, 2018), the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below, Term Loans with a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00, and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 3.75 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6(h) (in each case, including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par) and, to the extent accompanied by permanent optional reductions of Revolving Commitments, Revolving Credit Loans, in each case during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment and other than to the extent any such prepayment is funded with the proceeds of Funded Debt.

(iii)          On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(iv)          Notwithstanding anything to the contrary in this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Subsidiary that is not a Credit Party giving rise to a prepayment pursuant to clause (i) or Excess Cash Flow are prohibited or delayed by any Requirements of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long, as the applicable Requirements of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable Requirements of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirements of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) mandatory prepayments required to be made pursuant to clauses (i) and (ii) above shall be limited to the extent that and for so long as such prepayment requirement, in the good faith determination of the Borrower, arises out of an Asset Sale Prepayment Event (in the case of clause (i)) or Excess Cash Flow (in the case of clause (ii)), and, in each case, the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds in connection therewith by Foreign Subsidiaries. For the avoidance of doubt, nothing in this Agreement, including this Section 5, shall be construed to require any Subsidiary to repatriate cash.

(b)           Repayment of Revolving Credit Loans. (i) Subject to clause (ii) of this Section 5.2(b), if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds the Revolving Commitment for such Class of Revolving Loans at such time, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Commitment of such Class then in effect, the Borrower shall Cash Collateralize the letters of credit Outstanding in relation to such Class to the extent of such excess.

(ii)            If on any date the aggregate amount of the Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Alternative Currencies in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Alternative Currencies, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in respect of Letters of Credit denominated in Alternative Currencies to the extent of such excess.

(c)           Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Tranche B-3 Term Loans, Tranche B-4 Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by the Borrower; provided that if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted (except, as to Term Loans made pursuant to a Joinder Agreement, as otherwise set forth in such Joinder Agreement, or as to a Replacement Term Loan). Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Term Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Term Administrative Agent provide notice of such prepayment to each Tranche B-3 Term Loan Lender, Tranche B-4 Term Loan Lender, New Term Loan Lender or Lender of Extended Term Loans, as applicable.

(d)           Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Term Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)           Application to Revolving Credit Loans. With respect to each prepayment of Revolving Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that no prepayment of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Revolver Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)            Rejection Right. The Borrower shall notify the Term Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Term Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or Permitted Other Indebtedness under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Term Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Term Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Term Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after offering such Declined Proceeds to the Lenders in accordance with the terms hereof and shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3.          Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the applicable Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of Swingline Loans, to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time) (or, in the case of Loans denominated in Alternative Currencies, not later than the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent), in each case on the date when due and shall be made in immediately available funds at the applicable Administrative Agent’s Office with respect to the applicable currency or at such other office as such Administrative Agent shall specify for such purpose by notice to the Borrower (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the applicable Administrative Agent to make a payment from the funds in the Borrower’s account at the applicable Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The applicable Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by such Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)           Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) (or, in the case of Loans denominated in Alternative Currencies, not later than the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent) may be deemed to have been made on the next succeeding Business Day in the applicable Administrative Agent’s sole discretion (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion) for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.          Net Payments.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)            If any Credit Party, either Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions on account of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to either Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a). above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the applicable Administrative Agent or any Lender for the payment of any Other Taxes.

(c)           Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify each Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by, or required to be deducted or withheld from a payment to such Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by an Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, each Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the affected Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d)           Evidence of Payments. After any payment of Taxes by any Credit Party or the applicable Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to such Administrative Agent or such Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or such Administrative Agent, as the case may be.

(e)           Status of Lenders and Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the applicable Administrative Agent, at such time or times reasonably requested by the Borrower or such Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or such Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii)  below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the applicable Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or such Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and such Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)           Without limiting the generality of the foregoing:

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the applicable Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or such Administrative Agent as will enable the Borrower or such Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)           each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)            executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)            executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form);

(4)            where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5)            executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the applicable Administrative Agent to determine the withholding or deduction required to be made;

(C)           if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Administrative Agent as may be necessary for the Borrower and such Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

( D)

(1)            If an Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9.

(2)            If an Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower):

(A)           Executed originals of Form W-8ECI with respect to any amounts payable to such Administrative Agent for its own account, and

(B)            Executed originals of Form W-8IMY with respect to any amounts payable to such Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and such Administrative Agent agree to so treat such Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(iii)          Notwithstanding anything to the contrary in this Section 5.4, no Lender or either Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f)            Treatment of Certain Refunds. If either Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, such Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by such Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will either Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place either Administrative Agent or any Lender in a less favorable net after-Tax position than such Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require either Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)           For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” includes FATCA.

(h)           Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of an Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5.          Computations of Interest and Fees.

(a)           Interest on LIBOR Term Loans, Term SOFR Revolving Credit Loans and Alternative Currency Revolving Credit Loans shall be calculated on the basis of a 360-day year for the actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.          Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest (the “Maximum Rate”), as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the applicable Administrative Agent, to obtain reimbursement on behalf of the Borrower from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 6.               Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Term Administrative Agent.

6.1.          Credit Documents.

The Term Administrative Agent (or its counsel) shall have received:

(a)            this Agreement, executed and delivered by a duly Authorized Officer of the Borrower;

(b)            the Guarantee, executed and delivered by a duly Authorized Officer of the Guarantors;

(c)            the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors;

(d)            the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors; and

(e)            the Closing Date Intercreditor Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors.

6.2.          Collateral. Except for any items referred to on Schedule 9.14:

(a)           All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b)           The Collateral Agent shall have received the certificates representing securities of the Borrower and of each Credit Party’s Wholly-Owned-Restricted Subsidiaries that are Domestic Subsidiaries to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or allonges endorsed in blank; and

(c)           All Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3.          Legal Opinions. The Term Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of (a) White & Case LLP, special New York counsel to the Credit Parties, (b) Goulston & Storrs PC, special Massachusetts counsel to the Credit Parties, (c) Ballard Spahr LLP, special Pennsylvania counsel to the Credit Parties and (d) Woods, Fuller, Shultz & Smith P.C., special South Dakota counsel to the Credit Parties.

6.4.          Equity Investments. Equity Investments, which, to the extent constituting Capital Stock other than common Capital Stock and equity interests of management or other existing equity owners rolled over or invested in connection with the Transactions, shall be reasonably satisfactory to the Joint Lead Arrangers and Bookrunners, in an amount not less than the Minimum Equity Amount shall have been made or shall be made substantially concurrently with the funding of the Initial Term Loans.

6.5.          Closing Certificates. The Term Administrative Agent (or its counsel) shall have received a certificate of each of (x) the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Borrower and each Guarantor, as applicable, and attaching the documents referred to in Section 6.6 and (y) an Authorized Officer of the Borrower certifying compliance with Sections 6.8 (with respect to Company Representations) and 6.10 and certifying that, since December 31, 2016, there has not been any effect, event, change, development, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.6.          Authorization of Proceedings of the Borrower and the Guarantors; Corporate Documents. The Term Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of the Borrower and each Guarantor (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the certificate of incorporation and by-laws, certificate of formation and operating agreement or other comparable organizational documents, as applicable, of the Borrower and the Guarantors, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and the Guarantors executing the Credit Documents to which each is a party.

6.7.          Fees. The Agents and Lenders shall have received, or will receive substantially simultaneously with the funding of the Initial Term Loans, fees and, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) reasonable out-of-pocket expenses in the amounts previously agreed in writing to be received on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans or any Revolving Credit Loans borrowed on the Closing Date).

6.8.          Representations and Warranties. On the Closing Date, the Specified Representations shall be true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and the Company Representations shall be true to the extent a breach thereof would give the Borrower (or one of its Affiliates) the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) without any liability.

6.9.          Solvency Certificate. On the Closing Date, the Term Administrative Agent shall have received a certificate from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with the Restricted Subsidiaries is Solvent.

6.10.       Acquisition. The Acquisition shall have been or, substantially concurrently with the initial Credit Event hereunder shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement (or the Joint Lead Arrangers and Bookrunners shall be reasonably satisfied with the arrangements in place for the consummation of the Acquisition reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Borrower that such actions shall be taken promptly after the initial Credit Event hereunder).

6.11.        Patriot Act. The Administrative Agents and the Joint Lead Arrangers shall have received at least two Business Days prior to the Closing Date such documentation and information as is reasonably requested in writing at least ten calendar days prior to the Closing Date by the Term Administrative Agent or the Joint Lead Arrangers about the Credit Parties to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.12.        Pro Forma Balance Sheet. The Joint Lead Arrangers and Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma statement of income (collectively, the “Pro Forma Financial Statements”) of the Borrower as of and for the 12-month period ending on the last day of the four-fiscal quarter period ended March 31, 2017, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by ASC 805).

6.13.        Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.

6.14.        No Material Adverse Effect. Since December 31, 2016, there has not been any effect, event, change, development, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.15.        Refinancing. Substantially simultaneously with the funding of the Initial Term Loans, the Closing Date Refinancing shall be consummated.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Term Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.               Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (including the Closing Date) (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuers to issue Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

7.1.          No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).

7.2.          Notice of Borrowing; Letter of Credit Request.

(a)           Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the applicable Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b)           Prior to the issuance of each Letter of Credit, the Revolver Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3           Credit Events denominated in Alternative Currencies.

In the case of a Credit Event to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Revolver Administrative Agent, the Required Revolving Credit Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or the Letter of Credit Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Event to be denominated in the relevant Alternative Currency.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

Section 8.               Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1           Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2.          Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.          No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality other than as would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries (after giving effect to the Acquisition).

8.4.          Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5.          Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.          Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7.          Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.          True and Complete Disclosure.

(a)           None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any Restricted Subsidiaries or any of their respective authorized representatives to the Term Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.

(b)           The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9.          Financial Condition; Financial Statements.

(a)           (i) The unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agents, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at March 31, 2017 (as if the Transactions had been consummated on such date) and their estimated results of operations as if the Transactions had been consummated on March 31, 2017. The financial statements referred to in clause (ii) of this Section 8.9(a) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)           There has been no Material Adverse Effect since the Closing Date.

(c)           Each Lender and each Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10.        Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

8.11.       Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) each of the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

8.12.        Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

8.13.        Subsidiaries.

(a)           Schedule 8.13(a) lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.

(b)           Schedule 8.13(b) lists each Regulated Subsidiary.

8.14.       Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

8.15.        Environmental Laws.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)           None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16.        Properties.

(a)           Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected to have a Material Adverse Effect.

(b)           No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

8.17.        Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with the Restricted Subsidiaries will be Solvent.

8.18.        Patriot Act. On the Closing Date, the use of proceeds of the Loans will not violate the Patriot Act in any material respect.

8.19.       OFAC. No Credit Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agents, the Letter of Credit Issuer or the Swingline Lender) of Sanctions.

8.20.       Anti-Corruption Laws. Since five years prior to the date hereof, there has been no action taken by the Borrower or any of its Subsidiaries or any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of the Borrower or any of its Subsidiaries, in each case, acting on behalf of any Credit Party or any of its Subsidiaries in violation of any applicable Anti-Corruption Law.

Section 9.              Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than (x) any contingent indemnity obligations and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, back-stopped or otherwise provided for), shall have been paid in full:

9.1.          Information Covenants. The Borrower will furnish to the Administrative Agents (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year) (135 days for the fiscal year of the Borrower ending December 31, 2017), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant (including Section 10.7) on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

(b)           Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period (75 days for the fiscal quarter of the Borrower ending September 30, 2017)), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows for such quarterly period, and commencing with the quarter ending September 30, 2018 setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes, and, with respect to fiscal 2017 reporting periods, subject to finalization of the purchase price allocation to the fair value of assets acquired and liabilities assumed in the Transactions, as required by GAAP.

(c)            Budgets. Prior to an IPO, within 120 days (135 days in the case of the fiscal year beginning on January 1, 2018) after the commencement of each fiscal year of the Borrower, a consolidated budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

(d)           Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit H or such other form reasonably acceptable to the Term Administrative Agent to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) the then applicable First Lien Leverage Ratio and underlying calculations in connection therewith and (iii) any changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) of a Credit Party organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e)            Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) [reserved] and (iii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)             Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i)             any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and

(ii)            the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

(g)            Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agents), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agents pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as either Administrative Agent on its own behalf or on behalf of any Lender (acting through the either Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to the limitations set forth in Section 9.2.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q (or any comparable or successor form), as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of either Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to such Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) such Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from such Administrative Agent and maintaining its copies of such documents.

9.2.          Books, Records, and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agents or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agents or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only an Administrative Agent on behalf of the Required Lenders may exercise rights of an Administrative Agent and the Lenders under this Section 9.2, (b) neither Administrative Agent shall exercise its rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to such Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, each Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agents and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3.          Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agents, promptly following written request from an Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, if at any time the area in which any improvements located on such Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower will obtain flood insurance in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and rules and regulations promulgated thereunder in form and substance reasonably satisfactory to the Collateral Agent or any Lender, (B) furnish to the Collateral Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (C) to the extent the Borrower becomes aware of any re-designation, furnish to the Collateral Agent prompt written notice of any re-designation of any such improved Mortgaged Property into or out of a “special flood hazard area”. The Borrower will use its commercially reasonable efforts to promptly cause each such policy of insurance to (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

9.4.          Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

9.5.          Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under the definition of Permitted Investments or Section 10.2, 10.3, 10.4, or 10.5.

9.6.          Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

9.7.          ERISA. The Borrower will promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event, that alone or together with any other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

9.8.          Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9.           Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of $15,000,000 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction, for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) the payment of customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Borrower in good faith; provided that the amount of such payments in any fiscal year does not exceed the greater of (x) $4,000,000 and (y) 2.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such payment, (b) transactions permitted by Section 10.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested to the extent permitted or not prohibited under Section 10, (f) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to, and indemnities, reimbursements, employment agreements, severance agreements, stock option plans, benefit plans and other similar arrangements provided to or on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Restricted Subsidiary or any Parent Entity, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries that are permitted under Section 10.5(b)(15); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) customary payments by the Borrower (or any direct or indirect parent) and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (1) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (n) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility, (o) undertaking or consummating any IPO Reorganization Transactions, (p) contributions to the capital of the Borrower (other than Disqualified Stock) or any investments by the Sponsors in the Equity Interests of the Borrower (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith), (q) leases and intellectual property licenses entered into in the ordinary course of business, (r) pledges of Equity Interests of Unrestricted Subsidiaries, (s) investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally and (t) existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future.

9.10.        End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Term Administrative Agent, change the financial reporting convention specified above to (x) align the dates of such fiscal year and fiscal quarter end for any Restricted Subsidiary whose fiscal years and fiscal quarters end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Term Administrative Agent, in which case the Borrower and the Term Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.        Additional Credit Parties. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Collateral Agent may agree in its reasonable discretion), and the Borrower may at its option cause any other Subsidiary, to execute (a) a supplement to the Guarantee and (b) a supplement to each of the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties. For the avoidance of doubt, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).

9.12.        Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Collateral Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party, (ii) all evidences of Indebtedness in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) received by the Borrower or any of the Guarantors at the time of any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed by the Borrower or any Subsidiary after the Closing Date evidencing Indebtedness in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time such promissory note is executed that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

9.13.        Use of Proceeds. The Borrower and its Affiliates will use the proceeds of (a) the Initial Term Loans, the Second Lien Term Loans, the Equity Investments and cash on hand to effect the Transactions, (b) Revolving Loans for working capital and general corporate purposes (including to finance the Transactions and any transaction not prohibited by the Credit Documents but limited on the Closing Date to (i) fund working capital (including with respect to net working capital adjustments set forth in Acquisition Agreement), (ii) fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of “market flex” or “securities demand” provisions and (iii) to fund fees and expenses in connection with the Transactions; provided that the Revolving Loans on the Closing Date for the purposes described in clauses (i) and (iii) above shall be limited to $40,000,000), (c) Letters of Credit for working capital and general corporate purposes (including to finance the Transactions and any transaction not prohibited by the Credit Documents but limited on the Closing Date to issuances for the purpose of backstopping or replacing letters of credit outstanding on the Closing Date under the Existing Secured Facility), (d) the Tranche B-1 Term Loans to refinance in full all the Initial Term Loans outstanding on the Amendment No. 1 Effective Date, (e) the Tranche B-2 Term Loans to refinance in full all the Tranche B-1 Term Loans outstanding on the Amendment No. 4 Effective Date and for other general corporate purposes not prohibited by the terms of this Agreement, (f) the Tranche B-3 Term Loans to refinance in full all the Tranche B-2 Term Loans outstanding on the Amendment No. 6 Effective Date and to pay related fees and expenses and (g) the Tranche B-4 Term Loans (including, for the avoidance of doubt, any Delayed Draw Term Loans) to consummate one or more Permitted Acquisitions and/or for general corporate purposes not prohibited by the terms of this Agreement.

9.14.        Further Assurances.

(a)           Subject to the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)           Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Collateral Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent, if any assets (other than Excluded Property) (including any fee owned Real Estate but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Collateral Agent may reasonably agree)) with a book value in excess of the greater of (a) $10,000,000 and (b) 5% of Consolidated EBITDA (calculated on a Pro Forma Basis) (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in Real Estate in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided that in the event any Mortgage delivered pursuant to this clause (b)   shall incur any mortgage recording tax or similar charges in connection with the recording thereof, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Mortgaged Property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Collateral Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)           Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless extended by the Collateral Agent acting reasonably and accompanied by (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Collateral Agent and otherwise in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel in the jurisdiction in which each Mortgaged Property is located to the applicable Credit Party in form and substance reasonably acceptable to the Collateral Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Collateral Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the title policy related to such Mortgaged Property and issue the endorsements required in (w) above. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Credit Party after the Closing Date (1) until the date that is (a) if such Mortgaged Property relates to property not located in a special flood hazard area, five (5) Business Days or (b) if such Mortgaged Property relates to a property located in a special flood hazard area, thirty (30) days, after the Collateral Agent has delivered to the Lenders with a Revolving Credit Commitment the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) evidence of required flood insurance, if available, in compliance with Section 9.3 and (2) the Collateral Agent shall have received written confirmation from each Revolving Credit Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed); provided that, nothing in this sentence shall be deemed to modify the 90 day period set forth above (as such period may be extended by the Collateral Agent acting reasonably).

(d)           Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Term Administrative Agent may reasonably agree.

9.15.        Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Term Loans provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

9.16.        Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment).

Section 10.             Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than (x) any contingent indemnity obligations and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, back-stopped or otherwise provided for), shall have been paid in full:

10.1.        Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to incur any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock; provided that the Borrower and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00; provided, further, that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $75,000,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding.

The foregoing limitations will not apply to:

(a)          Indebtedness arising under the Credit Documents;

(b)          [reserved];

(c)          Indebtedness (including any unused commitment) outstanding on the Closing Date; provided that any Indebtedness that is in excess of $10,000,000 individually shall only be permitted under this clause (c) to the extent such Indebtedness is listed on Schedule 10.1;

(d)          Indebtedness (including Capitalized Lease Obligations and mortgage financings as Purchase Money Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal), plant or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);

(e)           Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits (whether in respect of current or former employees) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)           Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)          Indebtedness of the Borrower to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

(h)          Indebtedness of the Borrower or a Restricted Subsidiary owing to another Restricted Subsidiary or the Borrower; provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i)            shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j)           Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k)          (i) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l)           (i) Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference (together with any Refinancing Indebtedness in respect thereof) up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, any Cure Amount or proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (1)(ii), does not at any one time outstanding exceed the greater of (x) $80,000,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of incurrence (it being understood that if the Borrower shall so determine any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (1)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (1)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (1)(ii));

(m)          the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b), (c) and (d) above, clause (1)(i) and this clause (m)  and clauses (n) and (v) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to or at its respective maturity; provided that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Borrower or a Guarantor;

(n)          Indebtedness, Disqualified Stock or preferred stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to this clause (x), together with any amounts incurred under the first paragraph of this Section 10.1, by Restricted Subsidiaries that are not the Borrower or Guarantors shall not exceed the greater of (A) $75,000,000 and (B) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding, or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that the amount of Acquired Indebtedness that may be assumed pursuant to this clause (y) by Restricted Subsidiaries that are not the Borrower or Guarantors shall not exceed the greater of (A) $50,000,000 and (B) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding; provided that after giving effect to any such acquisition, merger, consolidation or designation described in this clause (n), either (1) the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00 or (2) the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries is equal to or less than that immediately prior to such acquisition, merger, consolidation or designation;

(o)          Indebtedness arising from the honoring by a bank or other fmancial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)          (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee so long as such letter of credit or bank guarantee is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)          (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

(r)           Indebtedness of Restricted Subsidiaries that are not the Borrower or a Guarantor; provided that the principal amount of such Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not the Borrower or a Guarantor shall not exceed, in the aggregate at any one time outstanding, the greater of (x) $30,000,000 and (y) 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));

(s)          Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)           (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(u)          Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers, employees and consultants thereof (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Restricted Subsidiary and any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.5(b);

(v)          the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (v) does not at any one time outstanding exceed the greater of (x) $15,000,000 and (y) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) of the Borrower at the time of incurrence;

(w)          Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;

(x)           Indebtedness in respect of (i) Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount or (b) the Net Cash Proceeds thereof shall be applied no later than ten Business Days after the receipt thereof to repay Indebtedness in an amount such that after giving effect to such repayment, the Total Leverage Ratio does not exceed 6.25:1.00 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness, and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness;

(y)          (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness; and

(z)           customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (z) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, at the time of incurrence will divide, classify or reclassify or at any later time divide, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1; and (iii) the principal amount of Indebtedness outstanding under this Section 10.1 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock and the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (1)(i) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

10.2.        Limitation on Liens.

(a)           The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i)            if such Subject Lien is a Permitted Lien;

(ii)          [reserved]; and

(iii)          in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien.

(b)           Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3.        Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Term Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), (6) the Successor Borrower shall have delivered to the Administrative Agents, at least three Business Days prior to its assumption of the obligation under this Agreement, such “know-your-customer” or similar information as is reasonably requested by the Administrative Agents, and (7) the Successor Borrower shall have delivered to the Term Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Term Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)           so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving the Borrower or one or more Guarantors, the Borrower or a Guarantor, as applicable, shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already the Borrower or a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Term Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Term Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of this Agreement or the Guarantees, as applicable, and the perfection and priority of the Liens under the applicable Security Documents;

(c)           the Transactions may be consummated;

(d)          (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;

(e)           any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f)            any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(g)            the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(g), will include any disposition below the dollar threshold set forth in clause (d) of the definition of Asset Sale) permitted by Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment.

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale, unless:

(a)            the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(b)            except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (x) $30,000,000 and (y) 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such disposition, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)             any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)            any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)           Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(iv)          any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 65% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose; and

(c)            no Event of Default shall have occurred or be occurring or will occur as a consequence thereof.

Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i)            (x) to prepay Loans or Permitted Other Indebtedness in accordance with Section 5.2(a)(i) or (y) to the extent not required to prepay Loans pursuant to Section 5.2(a)(i), be retained by the Borrower and/or Restricted Subsidiaries (any such amounts, “Retained Asset Sale Proceeds”); and/or

(ii)            to make investments in the Borrower and its Subsidiaries; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).

(d)           Pending the final application of any Net Cash Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5.       Limitation on Restricted Payments.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)           declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)           dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B)            dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)            purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger, amalgamation or consolidation in each case held by a person other than the Borrower or a Restricted Subsidiary;

(3)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the payment, redemption, purchase, repurchase, defeasance, retirement or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance, retirement or acquisition; or

(4)            make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)             Except in the case of a Restricted Investment and other than with respect to amounts attributable to subclauses (B), (C) and (G) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)            except in the case of a Restricted Investment and other than with respect to amounts attributable to subclauses (B), (C), and (G) below, immediately after giving effect to such transaction on a pro forma basis, the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00; and

(iii)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (6)(C) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (G) below is referred to herein as the “Available Amount”):

(A)            50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(B)            100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by any parent entity of the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (1)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, officer, director, manager or consultant of the Borrower, any direct or indirect parent company of the Borrower and its Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock, (d) Excluded Contributions or (e) Cure Amounts, plus

(C)            100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (1)(i) of Section 10.1), (ii) are contributed by a Restricted Subsidiary, (iii) constitute Excluded Contributions or (iv) constitute Cure Amounts), plus

(D)            100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or returns on investments from, Restricted Investments made by the Borrower (including cash distributions and cash interest received in respect of Restricted Investments) and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below (but including such cash or Fair Market Value to the extent exceeding the amount of such Permitted Investment) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus

(E)             in the case of either the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with or into, or transfer or conveyance of its assets to, or its liquidation into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such combination or transfer as applied), other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment, plus

(F)             the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds since the Closing Date, plus

(G)            the greater of (x) $50,000,000 and (y) 33.5% of Consolidated EBITDA (calculated on Pro Forma Basis).

(b)            The foregoing provisions of Section 10.5(a) will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)            (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)            the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(i)(b) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)            a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect Parent Entity or management investment vehicle held by any future, present or former employee, officer, director, manager or consultant (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Borrower, any Subsidiary or any direct or indirect Parent Entity pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or arrangement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over or otherwise purchased by management of the Borrower, any Subsidiary or any direct or indirect Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, repurchases, retirements, redemptions or other acquisitions or retirements for value, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed (x) in any twelve month period ended prior to the third anniversary of the Closing Date, the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) and (y) in any twelve month period ended after the third anniversary of the Closing Date, the greater of (a) $40,000,000 and (b) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) (which subsequent to the consummation of an IPO shall increase to the greater of (a) $50,000,000 and (b) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis)) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any twelve month period may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, officers, directors, managers or consultants (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Borrower, any Subsidiary or any direct or indirect Parent Entity that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a), plus (B) the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower and its Restricted Subsidiaries after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions that are foregone in return for the receipt of Equity Interests, less (D) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4) (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Borrower, any direct or indirect Parent Entity or any Restricted Subsidiary, in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;

(6)            (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.5(b); provided that, in the case of each of clauses (A) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Total Leverage Ratio of not greater than 6.25 to 1.00;

(7)            Investments in any Subsidiary that is not a Credit Party having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of a Subsidiary that is not a Credit Party to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $40,000,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)            (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the grant, exercise, vesting or settlement of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity or any Restricted Subsidiaries and repurchases or withholdings of Equity Interests in connection with the exercise of any stock or other equity options or warrants or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other Equity Interests or equity awards, (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment and (iii) loans or advances to officers, directors, employees, managers and consultants of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(9)            the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following consummation of an IPO, not to exceed the sum (a) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from such IPO, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (b) an aggregate amount per annum not to exceed 6.0% of the market capitalization of the Borrower;

(10)          Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)          other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause, not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time made;

(12)          purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Receivables Facility and distributions or payments of Receivables Fees;

(13)          any Restricted Payment made in connection with the Transactions in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto), in each case, with respect to the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends, loans or other payments to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisitions or other Permitted Investments;

(14)          other Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Total Leverage Ratio of the Borrower is equal to or less than 5.00 to 1.00;

(15)          any Permitted Tax Distributions;

(16)          the declaration and payment of dividends or other distributions by the Borrower to, or the making of loans by the Borrower to, any direct or indirect parent company of the Borrower in amounts required for any such direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence, (B) without duplication of any Permitted Tax Distributions, consolidated, combined or similar foreign, federal, state and local income and similar taxes, to the extent that such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Borrower) for all fiscal years ending after the Closing Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, managers and consultants of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing, tax or other related accounting matters) and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Borrower to pay fees and expenses incurred by any such direct or indirect parent company of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement, (ii) any unsuccessful equity or debt offering of the Borrower or such parent, (iii) any equity or debt issuance, incurrence or offering or acquisition or Investment transaction in any business, assets or property, in each case to the extent the net proceeds thereof will be contributed to the Borrower or any of the Restricted Subsidiaries as part of the same or a related transaction, permitted by this Agreement and (iv) transactions of the Borrower and/or such parent company of the type described in clause (xi) of the definition of Consolidated Net Income, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower, (G) repurchases deemed to occur upon the cashless exercise of stock options, (H) amounts equal to amounts required for any direct or indirect parent of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Contributions, Cure Amounts or as Disqualified Stock) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 10.1 (except to the extent any such payments have otherwise been made by any such Guarantor), and (I) amounts to make payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made pursuant to agreements with the Investors described in this Agreement or (y) approved by a majority of the board of directors of the Borrower in good faith;

(17)          the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(18)          the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(19)          the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause, not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis);

(20)          undertaking or consummating any IPO Reorganization Transactions;

(21)          payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3; and

(22)        payments of (i) management fees to the Advisor Group payable monthly pursuant to the Advisor Group Documents and (ii) compensation to the Management Group payable in the ordinary course of business;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (14), and (19) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof). For purposes of clauses (15) and (16) above, Taxes shall include all interest and penalties with respect thereto and all additions thereto.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), or (11) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (22) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (22), Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, in a manner that otherwise complies with this covenant.

(c)           Prior to the Tranche B-4 Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(y), or the definition of Permitted Other Indebtedness or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6.        Limitation on Subsidiary Distributions. The Borrower will not permit any of its Restricted Subsidiaries that are not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)            (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(b)            make loans or advances to the Borrower or any Restricted Subsidiary; or

(c)            sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)             contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)            [reserved];

(iii)           purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv)           Requirements of Law or any applicable rule, regulation or order;

(v)            any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi)           contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)          (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)           other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)            customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi)           customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)          restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Receivables Facility;

(xiii)         any encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;

(xiv)         customary provisions in operating or other similar agreements, asset sale agreements, and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements; and

(xv)          any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).

For purposes of determining compliance with this covenant (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

10.7.        Financial Covenant. The Borrower will not permit its First Lien Leverage Ratio to be greater than 6.25 to 1.00.

10.8.       Sanctions. The Borrower will not, and will not permit any of its Subsidiaries to, permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agents, Letter of Credit Issuer or Swingline Lender) of any Sanctions.

10.9.       Anti-Corruption Laws. The Borrower will not, and will not permit any of its Subsidiaries to, permit any Loans or the proceeds of any Loan, directly or indirectly, to be used by or on behalf of the Borrower or any of its Subsidiaries, for any payments to any Person in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

Section 11.            Events of Default.

                Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.        Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees, Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.       Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto (except those in the Credit Documents made or deemed made on the Closing Date that are not the Company Representations and the Specified Representations) shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Term Administrative Agent to the Borrower; or

11.3.        Covenants. Any Credit Party shall:

(a)            default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Borrower), Section 9.14(d) or Section 10; provided that any Event of Default under Section 10.7 is subject to cure as provided in Section 11.14 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 9.1(a)  or (b); provided, further, that any Event of Default under Section 10.7 shall not constitute an Event of Default with respect to the Term Loans until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in either case, by the Required Revolving Credit Lenders; or

(b)            default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Term Administrative Agent or the Required Lenders; or

11.4.        Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5.        Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Significant Subsidiary; or the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Significant Subsidiary; or there is commenced against the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6.        ERISA. (a) An ERISA Event shall have occurred, or (b) the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan and in each case in clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7.       Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8.        Pledge Agreement. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s or Credit Party’s obligations under any Security Document; or

11.9.        Security Agreement. Other than as expressly permitted hereunder, the Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10.      Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11.      Change of Control. A Change of Control shall occur;

11.12.      Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Term Administrative Agent shall, upon the written request of the Required Lenders (or, in the case of an Event of Default relating to Section 10.7, the Required Revolving Credit Lenders following the expiration of the Borrower’s ability to effectuate the Cure Right), by written notice to the Borrower, without prejudice to the rights of the Administrative Agents or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Term Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind and, after any termination of the Revolving Credit Commitments pursuant to this clause (i), the Required Term Loan Lenders shall have the right to accelerate the Term Loans; (ii) declare the principal of and any accrued interest and fees in respect of all Loans (or, in the case of action by the Required Revolving Credit Lenders, all Revolving Credit Loans) and all related Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will) Cash Collateralize all Letters of Credit issued and then outstanding. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.7, the actions previously described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right.

11.13. Application of Proceeds. Subject to the terms of the First Lien Intercreditor Agreement, and the Second Lien Intercreditor Agreement, in each case if executed, and the Closing Date Intercreditor Agreement any amount received by the Administrative Agents or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:

(i)           first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agents or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agents or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii)          second, to the Secured Parties, an amount equal to that portion of the Obligations constituting accrued and unpaid interest (including post-petition interest), ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts;

(iii)         third, to the Secured Parties an amount (x) equal to all other Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iv)          fourth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Issuer for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Revolver Administrative Agent in the order specified in clauses (i) through (iii) above.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to Excluded Swap Obligations.

11.14. Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the end of any Test Period until the expiration of the 10th Business Day following the date of the delivery of the Section 9.1 Financials in respect of such Test Period for which such financial covenant is being measured, any holder of Capital Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Revolver Administrative Agent) by the Borrower (or from a contribution to the common equity capital of a parent entity of the Borrower) to be contributed, directly or indirectly, as cash common equity to the Borrower, and upon receipt by the Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)           Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.7 with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)            if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7 (calculated on a Pro Forma Basis), the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each Test Period there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrower to be in compliance with the financial covenant set forth in Section 10.7; and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.7.

Section 12.            The Agents.

12.1.       Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the applicable Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes such Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower and the other Credit Parties) are solely for the benefit of the Agents and the Lenders, none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any relationship of agency or trust with or for the Borrower or any of its respective Subsidiaries.

(b)           Each Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agents, each Lender, the Swingline Lender and the Letter of Credit Issuers irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agents, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           Each of the Joint Lead Arrangers, Bookrunners, syndication agents and documentation agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.       Delegation of Duties. The Administrative Agents and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agents nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3.       Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agents or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as an Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agents nor any of their Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agents shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

12.4.       Reliance by Agents. The Administrative Agents and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by each Administrative Agent or the Collateral Agent. The applicable Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Administrative Agents. The Administrative Agents and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agents and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agents and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5.       Notice of Default. Neither the Administrative Agents nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agents or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that either Administrative Agent receives such a notice, it shall, within ten (10) days of such receipt, give notice thereof to the other Administrative Agent, Lenders and the Collateral Agent. The Term Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Term Administrative Agent shall have received such directions, the Term Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6.        Non-Reliance on Administrative Agents, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agents nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agents or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agents or the Collateral Agent to any Lender. Each of the Lenders, the Swingline Lender and the Letter of Credit Issuers represents to the Administrative Agents and the Collateral Agent that it has, independently and without reliance upon the Administrative Agents, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agents, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the applicable Administrative Agent hereunder or as otherwise requested by a Lender from the Borrower through the Administrative Agent in accordance with the terms hereof, neither the applicable Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of such Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.        Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agents or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by an Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8.        Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from, own securities of and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9.        Successor Agents.

(a)            Each of the Administrative Agents and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date ”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if an Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)           If the Person serving as an Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as an Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender or Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as an Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Royal Bank of Canada as an Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Royal Bank of Canada as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)          Any resignation by or removal of Bank of America, N.A. as the Revolver Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender and Letter of Credit Issuer. If Bank of America resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Unpaid Drawings pursuant to Section 3.3. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(d). Upon the acceptance of a successor’s appointment as the Revolver Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Letter of Credit Issuer, (b) the retiring Swingline Lender and Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Swingline Lender and Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the Revolver Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10.      Withholding Tax. To the extent required by any applicable law, each Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that either Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify such Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if such Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify such Administrative Agent (to the extent that such Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by such Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by either Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to such Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agents, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Swingline Lender and the Letter of Credit Issuers.

12.11.      Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agents or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agents or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by an Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Maturity Date and the payment in full of all Obligations hereunder (except for (x) contingent indemnification obligations in respect of which a claim has not yet been made, (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for and (z) any Letter of Credit Outstandings that have been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by an Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)) or (ix) of the definition of Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent an Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Closing Date Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12.      Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, neither Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless an Administrative Agent has received written notice of such Obligations, together with such supporting documentation as such Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.13.      Intercreditor Agreement Governs. The Administrative Agents, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (including the Closing Date Intercreditor Agreement) entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agents and the Collateral Agent to enter into each intercreditor agreement (including the Closing Date Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agents and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness.

12.14.      Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other ~~Loan~~Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)            (the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other ~~Loan~~Credit Party, that:

(i)             none of the Administrative Agent or any other Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any ~~Loan~~Credit Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Administrative Agent or any other Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)            the Administrative Agent and each other Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the ~~Loan~~Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 13.      Miscellaneous.

13.1.      Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or the fifth and sixth paragraphs hereof in respect of Replacement Term Loans, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the applicable Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the applicable Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any principal hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or increase the aggregate amount of the Commitments of any Lender, make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the Closing Date Intercreditor Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Closing Date Intercreditor Agreement or this Agreement) without the prior written consent of each Lender, or (vii) decrease the Tranche B-3 Term Loan Repayment Amount applicable to Tranche B-3 Term Loans or the Tranche B-4 Term Loan Repayment Amount applicable to the Tranche B-4 Term Loans or extend any scheduled Tranche B-3 Term Loan Repayment Date applicable to Tranche B-3 Term Loans or the Tranche B-4 Term Loan Repayment Date applicable to the Tranche B-4 Term Loans, in each case without the written consent of each Lender directly and adversely affected thereby, or (viii) reduce the percentages specified in the definitions of the terms Required Lenders, Required Revolving Credit Lenders or Required Term Loan Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, or (z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans or (ix) amend, modify or waive the pro rata sharing provisions set forth in Sections 2.16(a)(ii), 5.2(c), 5.2(d) or 11.13, in each case without the written consent of each Lender directly and adversely affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

Notwithstanding anything in this Agreement to the contrary, the consent of each Revolving Credit Lender and the Revolver Administrative Agent (and no other Lenders) shall be required to amend the definition of “Alternative Currency” to add additional currencies.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the applicable Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the applicable Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the applicable Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify (i) the covenant set forth in Section 10.7 (or any of the defined terms used therein or related thereto solely as used in Section 10.7) and (ii) the conditions precedent to advances under the Revolving Credit Facility which consent, in each case, shall be effective without the consent of any other Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement or Extension Amendment effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the applicable Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Term Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or any portion of outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless any such Applicable Margin applies after the Tranche B-4 Term Loan Maturity Date, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing; provided that a certificate of an Authorized Officer of the Borrower delivered to the Term Administrative Agent at least five Business Days (or such shorter period as the Term Administrative Agent may reasonably agree) prior to the incurrence of such Replacement Term Loans, together with a reasonably detailed description of the material terms and conditions of such Replacement Term Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Term Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (x) contingent indemnification obligations in respect of which a claim has not yet been made, (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for and (z) any Letter of Credit Outstandings that have been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agents and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Term Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and an Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of such Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to any applicable intercreditor agreement as, in the good faith determination of the Term Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agents hereunder or under any other Credit Document without the prior written consent of the Administrative Agents; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and an Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by an Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuers in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and such Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) the applicable Credit Parties and an Administrative and/or the Collateral Agent may in its or their respective discretion enter into any amendment or waiver or any Credit Document, or enter into any new agreement or instrument, to subordinate any Lien on any item of Collateral that is subject to a Lien permitted by clauses (v), (vi)(a), (xiii), (xviii) (solely to the extent such Lien relates to clause (vi)(a) of the definition of Permitted Liens), (xxviii), (xxix), (xxx), (xxxi), (xxxv) and (xliv) (solely to the extent such Lien is of a type that would otherwise be permitted by any of the foregoing clauses of the definition of Permitted Liens without regard to any limitation on the amount of obligations secured by such Liens) of the definition of Permitted Liens; (v) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Term Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Collateral Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Term Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents; and (vi) Intercreditor Agreements contemplated by the terms of this Agreement may be entered into.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12, 9.13 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Notwithstanding the foregoing, no MIRE Event may be closed until (1) the date that is (a) if there are no Mortgaged Properties in a special flood hazard area, five (5) Business Days or (b) if there are any Mortgaged Properties in a special flood hazard area, forty-five (45) days, in each case, after the Collateral Agent has delivered to the Lenders with a Revolving Credit Commitment the following documents in respect of such existing Mortgaged Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance in compliance with Section 9.3 and (2) the Collateral Agent shall have received written confirmation from each Revolving Credit Lender that flood insurance compliance has been completed by such Lender with respect to each Mortgaged Property (such written confirmation not to be unreasonably withheld or delayed).

Notwithstanding anything in this Agreement to the contrary, if the LIBOR Screen Rate for any LIBOR Quoted Currency is no longer available or the syndicated loan market has otherwise adopted a replacement rate therefor, then the Borrower and the Administrative Agent may amend this Agreement in order to adopt a broadly accepted replacement rate and make any other changes necessary or advisable (in their good faith determination) to reflect such adoption. Such amendment shall become effective without any further action or consent of any Lender or other Person so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero.

13.2. Notices.      Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to the Borrower, the Administrative Agents, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agents, the Collateral Agent, the Letter of Credit Issuers and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to an Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the applicable Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Letter of Credit Issuer pursuant to Section 2 or 3 if such Lender or Letter of Credit Issuer, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. Each Administrative Agent, the Swingline Lender, the Letter of Credit Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agents, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification.

(a)            The Borrower agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Paul Hastings LLP (or such other counsel as may be agreed by the Term Administrative Agent and the Borrower), one counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agents and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (in each case, excluding allocated costs of in-house counsel) (and the reasonable and documented out-of-pocket legal fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and, after the Borrower has given its consent (which consent shall not be unreasonably withheld or delayed), in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant, material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (iii) in the case of a proceeding initiated by a Credit Party against any Indemnified Person, a breach of the obligations of such Indemnified Person or any of its Related Parties of this Agreement or any other Credit Document as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iv) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower or its Subsidiaries; provided the Agents, Letter of Credit Issuer and Swingline Lender to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in clause (i), (ii) or (iii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, cost, expenses, or disbursements arising from any non-Tax claim.

(b)            No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.6. Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)            the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) an assignment of Revolving Credit Loans to an existing Revolving Credit Lender or (3) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; and

(B)            the applicable Administrative Agent and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the Letter of Credit Issuers (not to be unreasonably withheld or delayed); provided that no consent of an Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Disqualified Lender or Defaulting Lender, and (ii) with respect to the Revolving Credit Commitments, any Affiliated Lender, any Affiliated Institutional Lender, the Borrower or any Subsidiary of the Borrower. For the avoidance of doubt, the Administrative Agents shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.

(i)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $1,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans and, in each case, increments of $1,000,000 in excess thereof, unless each of the Borrower and the applicable Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to such Administrative Agent and the assignor or the assignee shall pay to such Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of such Administrative Agent);

(D)            the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an administrative questionnaire in a form approved by such Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e));

(E)            any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than an Affiliated Institutional Lender) shall also be subject to the requirements of Section 13.6(h); and

(F)            notwithstanding anything herein to the contrary, prior to the occurrence of the Delayed Draw Commitment Termination Date, (1) any assignment by a Lender to any assignee of Delayed Draw Term Loan Commitments shall be accompanied by a contemporaneous assignment by such Lender to such assignee of a pro rata share of such assigning Lender’s Tranche B-4 Term Loans and (2) any assignment by a Lender to an assignee of Tranche B-4 Term Loans shall be accompanied by a contemporaneous assignment by such Lender to such assignee of a pro rata share of such assigning Lender’s Delayed Draw Term Loan Commitments.

For the avoidance of doubt, no Administrative Agent bears any responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.

(ii)            Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the applicable Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iii)            Each Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at such Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, each Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers, each Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the applicable Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)      (i)      Any Lender may, without the consent of the Borrower or either Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender; provided that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agents, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, no Administrative Agent shall bear any responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(i)            The Borrower shall not be obligated to make any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than it would have been obligated to make absent the sale of the participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)            Any Lender may, without the consent of the Borrower or the Administrative Agents, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)            SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Term Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Term Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(h)            Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower, any Subsidiary or an Affiliated Lender and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (2) open market purchases; provided that:

(i)            any Loans or Commitments acquired by the Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(ii)            by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)            it shall not have any right to (i) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agents or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agents or any Lender or any communication by or among the Administrative Agents and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agents or (iii) make any challenge to an Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B)            except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph);

(iii)            the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase; and

(iv)            any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to a Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such Loans or Commitments shall be retired and cancelled promptly).

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders. None of the Borrower, any Subsidiary of the Borrower or any Affiliated Lender shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.

(i)            Disqualified Lenders.

(i)            No assignment or, to the extent the list of Disqualified Lenders (the “DQ List”) has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be considered a Disqualified Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this subsection (i)(i) shall not be void, but the other provisions of this subsection (i) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agents, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Credit Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.6), all of its interest, rights and obligations under this Agreement and related Credit Documents to an assignee permitted by this Section 13.6 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Credit Documents.

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agents or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agents, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agents or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agents or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)       The Administrative Agents shall have the right, and the Borrower hereby expressly authorizes the Administrative Agents, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

13.7. Replacements of Lenders Under Certain Circumstances.

(a)       The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(~~iii~~i)(3) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Term Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Term Administrative Agent or any other Lender shall have against the replaced Lender.

(b)       If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Term Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel, backstop or otherwise provide for on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it); provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Term Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off.

(a)            Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Collateral Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Collateral Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement and each other Credit Document may be executed by one or more of the parties to this Agreement and each other Credit Document, as applicable, on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute an original and one and the same instrument.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agents, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)            consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)            agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the applicable Administrative Agent shall have been notified pursuant to Section 13.2;

(d)            agrees that nothing herein shall affect the right of the Administrative Agents, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14. Acknowledgments. The Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)      (i)      the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agents, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(i)            in connection with the process leading to such transaction, each of the Administrative Agents and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(ii)            neither the Administrative Agents nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agents or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agents or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iii)            the Administrative Agents, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agents nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(iv)            neither the Administrative Agents nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agents or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)            no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agents, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) or (j) in connection with the exercise of any remedies hereunder or under any other ~~Loan~~Credit Document or any action or proceeding relating to this Agreement or any other ~~Loan~~Credit Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agents shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agents or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17. Direct Website Communications.

(a)            The Borrower may, at its option, provide to the Term Administrative Agent any information, documents and other materials that it is obligated to furnish to the Term Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Term Administrative Agent to the Term Administrative Agent at an email address provided by the Term Administrative Agent from time to time; provided that (i) upon written request by the Term Administrative Agent or the Borrower shall deliver paper copies of such documents to the Term Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Term Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Term Administrative Agent of the posting of any such documents and provide to the Term Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Term Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agents, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Term Administrative Agent agrees that the receipt of the Communications by the Term Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Term Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Term Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)            The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(c)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall either Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or such Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(d)            The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the applicable Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the applicable Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents; (2) any notification of changes in the terms of the Credit Facility; and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).

13.18. USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Term Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Term Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Term Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Term Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Term Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Term Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Term Administrative Agent in such currency, the Term Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Term Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22. Nature of Borrower Obligations.

(a)            [Reserved]

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that the Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.

(c)           The obligations of the Borrower are independent of the obligations of any Guarantor under its guaranty the Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(d)           The Borrower authorizes the Collateral Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i)            exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;

(ii)           apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or

(iii)          consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.

(e)           It is not necessary for the Administrative Agents or any other Lender to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.

(f)           The Borrower waives any right to require the Administrative Agents or the other Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agents’ or the Lenders’ power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Borrower.

(g)           All provisions contained in any Credit Document shall be interpreted consistently with this Section 13.22 to the extent possible.

13.23.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.24.     Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	the effects of any Bail-In Action on any such liability, including, if applicable: In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 13.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FOCUS FINANCIAL PARTNERS, LLC, as the Borrower

By:
Name: James Shanahan
Title: Chief Financial Officer

ROYAL BANK OF CANADA, as Term Administrative Agent and Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Revolver Administrative Agent

By:
Name:
Title:

[Credit Agreement]

[ ],
as Lender

By:
Name:
Title:

[Credit Agreement]

ANNEX II

EXHIBIT K

NOTICE OF BORROWING OR CONVERSION OR CONTINUATION

Date:                          , 20

To:	[Royal Bank of Canada][Bank of America, N.A.]
as the [Term][Revolver] Administrative Agent
Attn:[ ]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Notice of Borrowing or Conversion or Continuation shall have the meanings given to them in the Credit Agreement.

Pursuant to [Section 2.3][Section 2.6] of the Credit Agreement, the Borrower hereby requests the following borrowing or conversion or continuation of certain Loans as specified below:

Class of Loans to be borrowed or converted or continued:

[Initial Term Loans]

[Series [ ] of Extended Term Loans]

[Series [ ] of Replacement Term Loans]

[Series [ ] of New Term Loans]

[Revolving Loans]

[Series [ ] of Extended Revolving Credit Loans]

[Series [ ] of New Revolving Credit Loans]

[Swingline Loans]

(1)	Proposed Borrowing:

(a)	Amount of [insert applicable Loan] to be [$][1] .[2]

(b)	Requested funding date is , 20 .

(c)	of such borrowing is to be a LIBOR Term Loan, a Term SOFR Revolving Credit Loan, an Alternative Currency Term Rate Revolving Credit Loan, an Alternative Currency Daily Rate Revolving Credit Loan, an ABR Term Loan, or an ABR Revolving Credit Loan.

1     Insert applicable symbol for Revolving Credit Loans to be denominated in an Alternative Currency.

2     Shall be in a minimum amount of at least (i) with respect to a Borrowing of Term Loans, $1,000,000, (ii) with respect to Revolving Credit Loans, $1,000,000 (or the Dollar Equivalent thereof) and (iii) with respect to a Borrowing of Swingline Loans, $250,000.

(d)	[Length of Interest Period for [LIBOR Term Loans] [Term SOFR Revolving Credit Loans] [Alternative Currency Term Rate Revolving Credit Loan] is: month(s).] [3]

(2)	convert $[ ][4] of ABR Loans in the name of the Borrower into [LIBOR Term Loans] [Term SOFR Revolving Credit Loans] [Alternative Currency Term Rate Revolving Credit Loans] with an Interest Period duration of [5] month(s) on .[6]

(3)	convert $[ ][7] of [LIBOR Term Loans] [Term SOFR Revolving Credit Loans] [Alternative Currency Term Rate Revolving Credit Loans] in the name of the Borrower into ABR Loans on .[8]

(4)	continue $[ ] of [LIBOR Term Loans] [Term SOFR Revolving Credit Loans] [Alternative Currency Term Rate Revolving Credit Loans] in the name of the Borrower with an Interest Period duration of [9] month(s) on [10].

[Signature Page Follows]

3      For LIBOR Term Loans: one, two, three or six (or if approved by all the Lenders making such LIBOR Term Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period). For Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans: one, three or six.

4      Shall be in a minimum amount of at least $2,500,000.

5      For LIBOR Term Loans: one, two, three or six (or if approved by all the Lenders making such LIBOR Term Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period). For Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans: one, three or six.

6      Date of conversion (must be a Business Day).

7      Shall be in a minimum amount of at least $2,500,000.

8      Date of conversion (must be a Business Day).

9      For LIBOR Term Loans: one, two, three or six (or if approved by all the Lenders making such LIBOR Term Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period). For Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Revolving Credit Loans: one, three or six.

10    Date of continuation (must be a Business Day).

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title: